Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

DATED AS OF JULY 28, 2008

AMONG

MOHAWK FACTORING, INC., AS BORROWER,

MOHAWK SERVICING, INC., AS SERVICER,

VICTORY RECEIVABLES CORPORATION,

THREE PILLARS FUNDING LLC,

SUNTRUST BANK,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

INDIVIDUALLY AND AS A CO-AGENT,

AND

SUNTRUST ROBINSON HUMPHREY, INC., AS A CO-AGENT AND

ADMINISTRATIVE AGENT

i

ii

EXHIBITS AND SCHEDULES

Exhibit I	Definitions

Exhibit II	Form of Borrowing Notice

Exhibit III	Places of Business of the Loan Parties; Locations of Records; Federal Employer Identification Number(s)

Exhibit IV	Names of Collection Banks; Collection Accounts

Exhibit V	Form of Compliance Certificate

Exhibit VI	Form of Collection Account Agreement

Exhibit VII	[Reserved]

Exhibit VIII	Credit and Collection Policy

Exhibit IX	Form of Monthly Report

Exhibit X	Form of Performance Undertaking

Exhibit XI	Form of Reduction Notice

Schedule A	Commitments

Schedule B	Closing Documents

iii

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT, dated as of July 28, 2008 is entered into by and among:

(a) Mohawk Factoring, Inc., a Delaware corporation (“Borrower”),

(b) Mohawk Servicing, Inc., a Delaware corporation (“Mohawk Servicing”), as initial Servicer (the Servicer together with Borrower, the “Loan Parties” and each, a “Loan Party”),

(c) Victory Receivables Corporation, a Delaware corporation (together with its successors, “Victory” or a “Conduit”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, in its capacity as a Liquidity Bank to Victory (together with its successors, “BTMU” and together with Victory, the “Victory Group”),

(d) Three Pillars Funding LLC, a Delaware limited liability company (together with its successors, “TPF” or a “Conduit”) and SunTrust Bank, in its capacity as a Liquidity Bank to TPF (together with its successors, “SunTrust” and together with TPF, the “TPF Group”),

(e) The issuers of Commercial Paper from time to time party hereto (together with their respective successors, individually, a “Conduit” and collectively with Victory and TPF, the “Conduits”) and the financial institutions acting in the capacity of a Liquidity Bank to such other Conduits (together with such financial institutions’, successors and such Conduit, a “Group” and collectively with the TPF Group and the Victory Group, the “Groups”),

(f) The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, in its capacity as agent for the Victory Group (together with its successors and assigns in such capacity, the “Victory Agent” or a “Co-Agent”), SunTrust Robinson Humphrey, Inc., in its capacity as agent for the TPF Group (together with its successors and assigns in such capacity, the “TPF Agent” or a “Co-Agent”) and any other administrative agent for a Group from time to time party hereto (together with their respective successors, individually a “Co-Agent” and collectively with the Victory Agent and the TPF Agent the “Co-Agents”), and

(g) SunTrust Robinson Humphrey, Inc., as agent for the Groups and the Co-Agents (together with its successors and assigns hereunder, the “Administrative Agent” and together with the Co-Agents, the “Agents”), and amends and restates in its entirety that certain Amended and Restated Credit and Security Agreement dated as of August 4, 2003, by and among Borrower, Mohawk Servicing, SunTrust Robinson Humphrey, Inc. (then known as SunTrust Capital Markets, Inc.), individually and as a co-agent, TPF (then known as Three Pillars Funding Corporation), Variable Funding Capital Company LLC as assignee of Blue Ridge Asset Funding Corporation (“VFCC”), and Wachovia Bank, National Association (“Wachovia”), individually, as a co-agent and as administrative agent thereunder, as amended from time to time prior to the effectiveness hereof (the “Existing Agreement”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

WHEREAS, immediately prior to the effectiveness of this Agreement, (i) Wachovia and VFCC assigned all of their respective rights and obligations under the Transaction Documents (other than Wachovia’s role as administrative agent) to BTMU and Victory, respectively, (ii) STRH was replaced by SunTrust Bank as TPF Liquidity Bank, and (iii) Wachovia was replaced by STRH, as Administrative Agent;

WHEREAS, pursuant to the Existing Agreement, the Groups committed to make loans to Borrower from time to time, secured by the Collateral, and Mohawk Servicing agreed to act as Servicer; and

WHEREAS, Borrower, the Servicer, the Victory Group, the TPF Group and the Administrative Agent wish to amend and restate the Existing Agreement in its entirety, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree that the Existing Agreement is amended and restated in its entirety as follows:

ARTICLE I.

THE ADVANCES

Section 1.1 Credit Facility.

(a) Upon the terms and subject to the conditions hereof, from time to time prior to the Facility Termination Date upon receipt of a copy of each Borrowing Notice from Borrower, each of the Co-Agents shall determine whether its Conduit will fund a Loan in an amount equal to its Group’s Percentage of the requested Advance specified in such Borrowing Notice. In the event that a Conduit elects not to make any such Loan to Borrower, the applicable Co-Agent shall promptly notify Borrower and, unless Borrower cancels its Borrowing Notice, each of such Conduit’s Liquidity Banks severally agrees to make its Pro Rata Share of its Group’s Percentage of such Loan to Borrower, on the terms and subject to the conditions hereof, provided that at no time may the aggregate principal amount of such Conduit’s and such Conduit’s Liquidity Banks’ Loans outstanding exceed the lesser of (i) the aggregate amount of such Conduit’s Liquidity Banks’ Commitments, and (ii) such Conduit’s Group’s Percentage of the Borrowing Base (such lesser amount, the “Conduit Allocation Limit”).

Each of the Advances, and all other Obligations, shall be secured by the Collateral as provided in Article XIII.

(b) Borrower may, upon at least 10 Business Days’ notice to the Co-Agents, terminate in whole or reduce in part, ratably among the Liquidity Banks in each Group in accordance with such Group’s Percentage, the unused portion of the Aggregate Commitment;

provided that each partial reduction of the Aggregate Commitment shall be in an amount equal to $5,000,000 per Group (or a larger integral multiple of $1,000,000 per Group if in excess thereof) and shall reduce the Commitments of the Liquidity Banks in each Group ratably in accordance with their respective Pro Rata Shares.

Section 1.2 Increases. Borrower shall provide the Co-Agents with at least one (1) Business Day’s prior notice in a form set forth as Exhibit II hereto of each Advance, provided such notice is received by each Co-Agent no later than 12:00 noon on such Business Day (each, a “Borrowing Notice”). Each Borrowing Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested increase in Aggregate Principal (which shall not be less than $1,000,000 per Group or a larger integral multiple of $100,000 per Group), the Borrowing Date (which, in the case of any Advance after the initial Advance hereunder, shall only be on a Settlement Date), and, in the case of an Advance which Borrower has been notified by the applicable Co-Agent will be funded by the applicable Group’s Liquidity Banks, the requested Interest Rate and Interest Period. If a Conduit declines to make its Group’s Percentage of a proposed Advance, Borrower may cancel the Borrowing Notice. On the date of each Advance, upon satisfaction of the applicable conditions precedent set forth in Article VI, the applicable Conduit or the applicable Conduit’s Liquidity Banks, as applicable, shall make the proceeds of its Loan comprising such Group’s Percentage of such requested Advance available to its Group’s Co-Agent in immediately available funds on the proposed date of borrowing. Upon receipt by a Co-Agent of such Loan proceeds, such Co-Agent shall deposit to the Facility Account, in immediately available funds, no later than 12:00 noon (New York City time), an amount equal to (i) in the case of a Conduit, such Conduit’s Group’s Percentage of the principal amount of the requested Advance or (ii) in the case of a Conduit’s Liquidity Bank, each such Liquidity Bank’s Pro Rata Share of such Liquidity Bank’s Group’s Percentage of the principal amount of the requested Advance.

Section 1.3 Decreases. Except as provided in Section 1.4, Borrower shall provide the Co-Agents with prior written notice in conformity with the Required Notice Period in the form attached hereto as Exhibit XI (a “Reduction Notice”) delivered no later than 2:00 p.m. (New York City time) of any proposed reduction of Aggregate Principal. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Principal shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Principal to be reduced which shall be applied ratably to the Loans of the Conduits and the Liquidity Banks in accordance with the amount of principal (if any) owing to the Conduits (ratably, based on their Group’s Percentage of such reduction), on the one hand, and the amount of principal (if any) owing to the Liquidity Banks (ratably, based on their respective Pro Rata Shares of their Group’s Percentage of such reduction), on the other hand (the “Aggregate Reduction”). Only one (1) Reduction Notice with respect to any Proposed Reduction Date shall be outstanding at any time.

Section 1.4 Deemed Collections; Borrowing Limit.

(a) If on any day:

(i) the Outstanding Balance of any Receivable is reduced by the Servicer as a result of any defective or rejected goods or services or any other adjustment (other than a Cash Discount) by any Originator or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory charge, or

(ii) the Outstanding Balance of any Receivable is reduced or canceled by the Servicer as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

(iii) the Outstanding Balance of any Receivable is reduced by the Servicer on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(iv) the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than such Receivable becoming a Defaulted Receivable), or

(v) any of the representations or warranties of Borrower set forth in Section 5.1(i), (j), (r), (s), (t) or (u) were not true when made with respect to any Receivable,

then, on such day, Borrower shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, effective as of the date on which the next succeeding Monthly Report is required to be delivered, the Borrowing Base shall be reduced by the amount of such Deemed Collection.

(b) Borrower shall ensure that the Aggregate Principal at no time exceeds the Borrowing Limit. If, on any Business Day, the aggregate outstanding principal amount of the Loans from any Group exceeds such Group’s Conduit Allocation Limit, or the aggregate principal amount of the Loans outstanding from such Group’s Conduit exceeds the Liquidity Commitments of such Group’s Liquidity Banks pursuant to such Group’s Liquidity Agreement divided by 102%, Borrower shall prepay such Loans by wire transfer to the applicable Co-Agent received not later than 12:00 noon (New York City time) on the next succeeding Settlement Date (it being understood that, in the case of a payment to or for the benefit of TPF, such noon deadline is required to comply with Section B(1)(a) of the DTC Operational Arrangements and the DTC Notice (B#2078-07) dated September 11, 2007) of an amount sufficient to eliminate such excess, together with accrued and unpaid interest on the amount prepaid (as allocated by the applicable Co-Agent), such that after giving effect to such payment the Aggregate Principal is less than or equal to the Borrowing Limit and the applicable Group’s Percentage of the Aggregate Principal is less than or equal to the applicable Group’s Conduit Allocation Limit.

Section 1.5 Payment Requirements. All amounts to be paid or deposited by any Loan Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in immediately available funds (it being understood that, in the case of a payment to or for the benefit of TPF, such noon deadline is required to comply with Section B(1)(a) of the DTC Operational Arrangements and the DTC Notice (B#2078-07) dated September 11, 2007), and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Lender they shall be paid to the applicable Co-Agent Account, for the account of such Lender, until otherwise notified by such Co-Agent. All computations of CP Costs, Interest at the LIBO Rate, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. All computation of Interest at the Alternate Base Rate or Default Rate shall be made on the basis of a year of 365 (or, when appropriate, 366) days for the actual number of days elapsed If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.6 Ratable Loans; Funding Mechanics; Liquidity Fundings.

(a) Each Advance hereunder shall consist of one or more Loans made by the Conduits and/or the applicable Liquidity Banks.

(b) Each Lender funding any Loan shall wire transfer the principal amount of its Loan to its Co-Agent in immediately available funds not later than 12:00 noon (New York City time) on the applicable Borrowing Date and, subject to such Co-Agent’s receipt of such Loan proceeds, such Co-Agent shall wire transfer such funds to the account specified by Borrower in its Borrowing Request not later than 2:00 p.m. (New York City time) on such Borrowing Date.

(c) While it is the intent of each Conduit to fund each requested Advance through the issuance of its respective Commercial Paper, the parties acknowledge that if any Conduit is unable, or determines that it is undesirable, to issue Commercial Paper to fund all or any portion of its Loans, or is unable to repay such Commercial Paper upon the maturity thereof, such Conduit shall put all or any portion of its Loans to its Liquidity Banks at any time pursuant to its applicable Liquidity Agreement to finance or refinance the necessary portion of its Loans through a Liquidity Funding to the extent available. The Liquidity Fundings may be Alternate Base Rate Loans or LIBO Rate Loans, or a combination thereof, selected by Borrower in accordance with Article IV and, in the case of LIBO Rate Loans, agreed to by the applicable Co-Agent. Regardless of whether a Liquidity Funding constitutes the direct funding of a Loan, an assignment of a Loan made by a Conduit or the sale of one or more participations in a Loan made by a Conduit, each Liquidity Bank in such Conduit’s Group participating in a Liquidity Funding shall have the rights of a “Lender” hereunder with the same force and effect as if it had directly made a Loan to Borrower in the amount of its Liquidity Funding.

(d) Nothing herein shall be deemed to commit any Conduit to make Loans.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Borrower hereby promises to pay:

(a) the Aggregate Principal on and after the Facility Termination Date as and when Collections are received;

(b) the fees set forth in the Fee Letter on the dates specified therein;

(c) all accrued and unpaid Interest on the Alternate Base Rate Loans on each Settlement Date applicable thereto;

(d) all accrued and unpaid Interest on the LIBO Rate Loans on the last day of each Interest Period applicable thereto;

(e) all accrued and unpaid CP Costs on the CP Rate Loans on each Settlement Date; and

(f) all Broken Funding Costs and Indemnified Amounts upon demand.

Section 2.2 Collections Prior to Amortization; Demand for Payment of Certain Demand Advances.

(a) On each Settlement Date prior to the Amortization Date, the Servicer shall deposit to the applicable Co-Agent Account, for distribution to the applicable Lenders, the applicable Percentage of a portion of the Collections received by it during the preceding Settlement Period (after deduction of its Servicing Fee) equal to the sum of the following amounts for application to the Obligations in the order specified:

first, ratably to the payment of all invoiced accrued and unpaid CP Costs, Interest and Broken Funding Costs (if any) that are then due and owing to the applicable Conduit,

second, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing to the applicable Conduit or its Co-Agent,

third, if required under Section 1.3 or 1.4, to the ratable reduction of the applicable Conduit’s Percentage of the Aggregate Principal, and

fourth, for the ratable payment of all other unpaid Obligations, if any, that are then due and owing to such Conduit, its Co-Agent or the related Indemnified Parties.

The balance, if any, shall be transferred to Borrower or otherwise in accordance with Borrower’s instructions. Collections applied to the payment of Obligations shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.2(a), shall be shared ratably (within each priority) among the applicable Co-Agent and the Lenders in its Group in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

(b) If the Collections are insufficient to pay the Servicing Fee and the Obligations specified above on any Settlement Date, Borrower shall make demand for repayment of any outstanding Demand Advances in an aggregate amount equal to the lesser of (i) the amount of such shortfall in Collections, and (ii) the aggregate outstanding principal balance of the Demand Advances, together with all accrued and unpaid interest thereon.

Section 2.3 Demand for Payment of Demand Advances on the Amortization Date; Collections Following Amortization.

(a) On the Amortization Date, Borrower hereby agrees to make demand for payment of all Demand Advances, together with all accrued and unpaid interest thereon, in an amount up to the outstanding balances of such Demand Advances, but not to exceed the then outstanding Obligations.

(b) On the Amortization Date and on each day thereafter, to the extent the Obligations have not otherwise been paid, the Servicer shall set aside and hold in trust, for the Secured Parties, all Collections received on such day. On and after the Amortization Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Administrative Agent at the direction of any Co-Agent (after deduction of any accrued and unpaid Servicing Fee as of such date): (i) remit to the applicable Co-Agent Account the applicable Group’s Percentage of the amounts set aside pursuant to the preceding two sentences, and (ii) apply such amounts to reduce the Obligations as follows:

first, to the reimbursement of the applicable Conduit’s Group’s Percentage Share of the Administrative Agent’s reasonable costs incurred in connection with the collection of amounts due under this Agreement and enforcement of this Agreement, second, ratably to the payment of all accrued and unpaid CP Costs, Interest and Broken Funding Costs (if any) that are then due and owing to the applicable Conduit,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter,

fourth, to the ratable reduction of such Conduit’s Percentage of the Aggregate Principal,

fifth, for the ratable payment of all other unpaid Obligations that are then due and owing to such Conduit, its Co-Agent or the related Indemnified Parties, and sixth, after the Obligations have been indefeasibly reduced to zero, to Borrower.

Collections applied to the payment of Obligations shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.3(b), shall be shared ratably (within each priority) among the Agent and the Lenders in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

Section 2.4 Payment Rescission. No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Co-Agent Account (in each case for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus Interest on such amount at the Default Rate from the date of any such rescission, return or refunding.

ARTICLE III.

COMMERCIAL PAPER FUNDING

Section 3.1 CP Costs. Borrower shall pay CP Costs with respect to the principal balance of the Loans from time to time outstanding. Each Loan of a Pool-Funded Conduit that is funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the principal in respect of such Loan represents in relation to all assets held by such Pool-Funded Conduit and funded substantially with related Pooled Commercial Paper on such day.

Section 3.2 Calculation of CP Costs. As soon as practicable, and not later than the 3rd Business Day immediately preceding each Monthly Reporting Date, each Conduit shall calculate the aggregate amount of CP Costs applicable to its CP Rate Loans for the Calculation Period then most recently ended and shall notify Borrower of such aggregate amount, which notice shall include a reasonably detailed description of such calculations.

Section 3.3 CP Costs Payments. On each Settlement Date, Borrower shall pay to the Co-Agents (for the benefit of their respective Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the principal associated with all CP Rate Loans for the Calculation Period then most recently ended in accordance with Article II.

Section 3.4 Default Rate. From and after the occurrence of an Amortization Event, all Loans of the Conduits shall accrue Interest at the Default Rate and shall cease to be CP Rate Loans.

Section 3.5 Selection of Tranche Periods. At any time while TPF is not a Pool-Funded Conduit, Borrower may from time to time (after consultation with the TPF Agent) request specific maturity dates for the Related Commercial Paper. The TPF Agent shall accept such request unless it determines, in its sole discretion, that the related tranche period is unavailable or commercially undesirable.

ARTICLE IV.

LIQUIDITY FUNDING

Section 4.1 Liquidity Funding. Prior to the occurrence of an Amortization Event, the outstanding principal balance of each Liquidity Funding shall accrue interest for each day during its Interest Period at either the LIBO Rate or the Alternate Base Rate in accordance with the terms and conditions hereof. Until Borrower gives notice to the applicable Co-Agent of another Interest Rate in accordance with Section 4.4, the initial Interest Rate for any Loan transferred to the Liquidity Banks by the applicable Conduit pursuant to the applicable Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable). If the applicable Liquidity Banks acquire by assignment from the applicable Conduit any Loan pursuant to the applicable Liquidity Agreement, each Loan so assigned shall each be deemed to have an Interest Period commencing on the date of any such assignment.

Section 4.2 Interest Payments. On the Settlement Date for each Liquidity Funding, Borrower shall pay to the applicable Co-Agent (for the benefit of the Liquidity Banks in its Group) an aggregate amount equal to the accrued and unpaid Interest for the entire Interest Period of each such Liquidity Funding in accordance with Article II.

Section 4.3 Selection and Continuation of Interest Periods.

(a) With consultation from the applicable Co-Agent, Borrower shall from time to time request Interest Periods for the Liquidity Fundings, provided that if at any time any Liquidity Funding is outstanding, Borrower shall always request Interest Periods such that at least one Interest Period shall end on the date specified in clause (A) of the definition of Settlement Date and provided further that the decision as to whether to utilize Liquidity Fundings, in lieu of all or any portion of a funding by a Conduit, shall reside with the applicable Co-Agent and not with Borrower.

(b) Borrower or the applicable Co-Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of an Interest Period (the “Terminating Tranche”) for any Liquidity Funding, may, effective on the last day of the Terminating Tranche: (i) divide any such Liquidity Funding into multiple Liquidity Fundings, (ii) combine any such Liquidity Funding with one or more other Liquidity Fundings that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Liquidity Funding with a new Liquidity Funding to be made by the applicable Liquidity Banks on the day such Terminating Tranche ends.

Section 4.4 Liquidity Bank Interest Rates. Borrower may select the LIBO Rate or the Alternate Base Rate for each Liquidity Funding. Borrower shall by 12:00 noon (New York City time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Interest Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Interest Rate, give the applicable Co-Agent irrevocable notice of the new Interest Rate for the Liquidity Funding associated with such Terminating Tranche. Until Borrower gives notice to the applicable Co-Agent of another

Interest Rate, the initial Interest Rate for any Loan transferred to the applicable Liquidity Banks pursuant to the applicable Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable).

Section 4.5 Suspension of the LIBO Rate.

(a) If any Liquidity Bank notifies its applicable Co-Agent that it has reasonably determined that funding its Pro Rata Share of its Group’s Percentage of the Liquidity Fundings at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Funding at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Liquidity Funding at such LIBO Rate, then such Co-Agent shall suspend the availability of such LIBO Rate and require Borrower to select the Alternate Base Rate for any Liquidity Funding of such Liquidity Bank accruing Interest at such LIBO Rate.

(b) If less than all of the Liquidity Banks of any applicable Group give a notice to such Group’s Co-Agent pursuant to Section 4.5(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of Borrower, the applicable Conduit or the applicable Co-Agent, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank in its Group or (ii) another funding entity nominated by Borrower or the applicable Co-Agent that is an Eligible Assignee willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank; provided that (i) the notifying Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of all Obligations owing to it (whether due or accrued), and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of Section 12.1(b).

Section 4.6 Default Rate. From and after the occurrence of an Amortization Event, all Liquidity Fundings shall accrue Interest at the Default Rate.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants to the Agents and the Lenders, as to itself, as of the date hereof, and except for representations and warranties that are limited to a certain date, as of the date of each Advance and as of each Settlement Date that:

(a) Existence and Power. Such Loan Party is duly organized, validly existing and in good standing under the laws of its state of organization. Such Loan Party is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold is not reasonably likely to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Loan Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Borrower, Borrower’s use of the proceeds of Advances made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Loan Party is a party has been duly executed and delivered by such Loan Party.

(c) No Conflict. The execution and delivery by such Loan Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree applicable to it, and do not result in the creation or imposition of any Adverse Claim on assets of such Loan Party or its Subsidiaries (except as created hereunder), except, in any case, where such contravention or violation is not reasonably likely to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Loan Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Loan Party’s knowledge, threatened in writing, before any court, arbitrator or other body, that is reasonably likely to have a Material Adverse Effect, except as set forth on Schedule 5.1(e) hereto. Such Loan Party is not in default with respect to any order of any court, arbitrator or governmental body which is reasonably likely to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All written information heretofore furnished by such Loan Party or any of its Affiliates to the Agents or the Lenders for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Loan Party or any of its Affiliates to the Agents or the Lenders, as of the date thereof does not and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(h) Use of Proceeds. No proceeds of any Advance hereunder will be used for a purpose that violates, or would be inconsistent with, (i) Section 7.2(e) of this Agreement or (ii) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(i) Good Title. Borrower is the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created hereby. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect Borrower’s ownership interest in each Receivable and the Related Security to the extent such interest can be perfected by filing a financing statement under the UCC.

(j) Perfection. This Agreement is effective to create a valid security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral to secure payment of the Obligations, free and clear of any Adverse Claim except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Collateral to the extent that a security interest therein may be perfected by filing a financing statement under the UCC.

(k) Places of Business and Locations of Collection Records. The principal places of business and chief executive office of such Loan Party and the offices where it keeps all of its Collection Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Borrower’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.1(j) have at all times since the effective date of this Agreement been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Borrower at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Borrower has not granted any Person, other than the Administrative Agent as contemplated by and subject to this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event; provided, however, that nothing herein shall be deemed to preclude Borrower from granting Servicer access to the Lock-Boxes and Collection Accounts for purposes consistent with the terms of the Servicing Agreement and this Agreement prior to delivery of the Collection Notices and the appointment of a successor Servicer.

(m) Material Adverse Effect. The initial Servicer and Borrower represent and warrant that since December 31, 2002, no event has occurred that would have a Material Adverse Effect.

(n) Names. In the past five (5) years ended on the date of this Agreement, Borrower has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement other than DT/Mohawk Funding, LLC which was merged into Borrower on or prior to the date of the Existing Agreement.

(o) Not an Investment Company. Such Loan Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(p) Compliance with Law. Each Receivable, together with the Invoice related thereto, does not violate any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except where such violation is not reasonably likely to have a Material Adverse Effect.

(q) Compliance with Credit and Collection Policy. Such Loan Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and since the Initial Cutoff Date (as defined in the Receivables Sale Agreement) has not made or consented to any material change to such Credit and Collection Policy, except such material change as to which the Administrative Agent has been notified and, if required under Section 7.1(b)(iii), granted its prior written consent.

(r) Payments to Applicable Originator. With respect to each Receivable transferred to Borrower under the Receivables Sale Agreement, Borrower has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt.

(s) Enforceability of Receivables. Each Receivable represents a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of thereof and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Monthly Report was an Eligible Receivable on such date.

(u) Borrowing Limit. Immediately after giving effect to each Advance and each settlement on any Settlement Date hereunder, the Aggregate Principal is less than or equal to the Borrowing Limit and each Group’s Percentage of the Aggregate Principal is less than or equal to such Group’s Conduit Allocation Limit.

(v) Accounting. The manner in which Borrower accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis with respect to transfers between the Originators and Borrower pursuant to the Receivables Sale Agreement.

Section 5.2 Liquidity Bank Representations and Warranties. Each Liquidity Bank hereby represents and warrants to the Agents, the Conduits and the Loan Parties that:

(a) Existence and Power. Such Liquidity Bank is a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power to perform its obligations hereunder and under the applicable Liquidity Agreement.

(b) No Conflict. The execution and delivery by such Liquidity Bank of this Agreement and the applicable Liquidity Agreement and the performance of its obligations hereunder and thereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets other than pursuant to the Transaction Documents.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Liquidity Bank of this Agreement or the applicable Liquidity Agreement and the performance of its obligations hereunder or thereunder.

(d) Binding Effect. Each of this Agreement and the applicable Liquidity Agreement constitutes the legal, valid and binding obligation of such Liquidity Bank enforceable against such Liquidity Bank in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law). This Agreement and the applicable Liquidity Agreement have been duly authorized, executed and delivered by such Liquidity Bank, and is and will remain part of the permanent records of each Liquidity Bank.

ARTICLE VI.

CONDITIONS OF ADVANCES

Section 6.1 Conditions Precedent to Initial Advance. The initial Advance under this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such Advance those documents listed on Schedule A to the Receivables Sale Agreement and those documents listed on Schedule B to this Agreement, (b)

the Rating Agency Condition shall have been satisfied, and (c) the Administrative Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement, the Fee Letter and any engagement letter between Borrower or any of its Affiliates and BTMU.

Section 6.2 Conditions Precedent to All Advances. Each Advance and each rollover or continuation of any Advance shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Co-Agents on or prior to the date thereof all Monthly Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) in the event of a change in law that affects the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral or a change in circumstances that materially and adversely affects the Receivables after the date of this Agreement, the Administrative Agent shall have received such other opinions or documents as it may reasonably request; and (d) on the date thereof, the following statements shall be true (and acceptance of the proceeds of such Advance shall be deemed a representation and warranty by Borrower that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 (other than those contained in Sections 5.1(e) and (m), and if and to the extent incorporated herein, the representation and warranty contained in Section 6(d) of the Performance Undertaking) are true and correct on and as of the date of such Advance (or such Settlement Date, as the case may be) as though made on and as of such date; provided, that with respect to those contained in Sections 5.1(a), (c) and (p), the determination of whether any Material Adverse Effect has occurred as set forth therein shall be made solely by Borrower, in its reasonable, good faith judgment;

(ii) no event has occurred and is continuing, or would result from such Advance (or the continuation thereof), that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Advance (or the continuation thereof), that would constitute an Unmatured Amortization Event; and

(iii) after giving effect to such Advance (or the continuation thereof), the Aggregate Principal will not exceed the Borrowing Limit.

ARTICLE VII.

COVENANTS

Section 7.1 Affirmative Covenants of the Loan Parties. Until the Final Payout Date, each Loan Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Servicer and Borrower will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent:

(i) Annual Reporting. Promptly upon the filing thereof with the Securities Exchange Commission, if applicable, and, in any event, within 90 days after the close of each of its respective fiscal years: (A) audited, unqualified consolidated financial statements (which shall include balance sheets, statements of earnings, stockholder’s equity, and cash flows) of the Performance Guarantor for such fiscal year, accompanied by an opinion of independent public accountants of recognized national standing, and (B) analogous unaudited balance sheets and statements of earnings for Borrower, certified by one of its Responsible Financial Officers.

(ii) Quarterly Reporting. Promptly upon the filing thereof with the Securities Exchange Commission, if applicable, and, in any event, within 45 days after the close of the first three (3) quarterly periods of each of Performance Guarantor’s fiscal years consolidated balance sheets of the Performance Guarantor as at the close of each such period and consolidated statements of earnings, stockholder’s equity and cash flows for the Performance Guarantor for the period from the beginning of such fiscal year to the end of such quarter, all certified by one of its Responsible Financial Officers. Within 90 days after the close of the first three (3) quarterly periods of each of Borrower’s fiscal years balance sheets of Borrower as at the close of each such period and statements of earnings for Borrower for the period from the beginning of such fiscal year to the end of such quarter, all certified by one of its Responsible Financial Officers.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by one of Borrower’s Responsible Financial Officers and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof generally to the shareholders of Performance Guarantor copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than registration statements on Forms S-8 or S-3 covering benefit or compensation plans, stock purchase or dividend reinvestment plans, or for purposes of resales of securities by holders) and annual, quarterly, monthly or other regular reports which any Loan Party or any of its Affiliates files with the Securities and Exchange Commission.

(vi) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or results of operations of such Loan Party as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Agents and the Lenders under or as contemplated by this Agreement.

(b) Notices. Such Loan Party will notify the Administrative Agent in writing of any of the following within one (1) business day of learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Unmatured Amortization Events. The occurrence of each Amortization Event and each Unmatured Amortization Event, by a statement of a Responsible Financial Officer of such Loan Party.

(ii) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other material communication under or in connection with any other Transaction Document from any Person other than any Agent or any Lender, a copy of the same.

(iii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed change or amendment, and (B) requesting the Administrative Agent’s consent thereto if such proposed change or amendment is reasonably likely to adversely affect the collectibility of the Receivables generally or materially decrease the credit quality of newly created Receivables generally.

(iv) Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Loan Party is a debtor or an obligor.

(vi) Downgrade of Performance Guarantor. Any downgrade in the rating of any Indebtedness of Performance Guarantor by S&P or Moody’s, setting forth the Indebtedness affected and the nature of such change.

(vii) Material Adverse Effect. The occurrence of any event or condition that has had, or is reasonably likely to have, a Material Adverse Effect.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Loan Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect. Such Loan Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify is not reasonably likely to have a Material Adverse Effect.

(d) Audits. Such Loan Party will furnish to the Administrative Agent from time to time such information with respect to it and the Receivables as the Administrative Agent may reasonably request. Such Loan Party will, from time to time during regular business hours as requested by the Administrative Agent upon not less than two (2) Business Days’ prior written notice (unless an Amortization Event has occurred in which case the Administrative Agent may have access on demand without notice), permit the Administrative Agent, or its agents or representatives (and shall cause each Originator to permit the Administrative Agent or its agents or representatives): (i) to examine and make copies of and abstracts from all Collection Records and Other Records in the possession or under the control of such Person relating to the Collateral, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i)

above, and to discuss matters relating to such Person’s financial condition or the Collateral or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Borrower or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, so long as no Amortization Event has occurred and is continuing, (A) the Loan Parties shall only be responsible for the out-of-pocket costs and expenses of one (1) Review in any one calendar year, and (B) the Administrative Agent will not request more than one (1) Review in any period of three consecutive calendar months. So long as no Amortization Event has occurred and is continuing, the Administrative Agent shall provide to the Loan Parties a written estimate of the costs and expenses of each Review for which the Loan Parties are responsible to pay not less than two (2) Business Days prior to the commencement of any such Review.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Borrower will: (A) on or prior to the date hereof, make appropriate notation in its computer files and other books and records relating to the Loans with a notation, reasonably acceptable to the Agents, describing the Administrative Agent’s security interest in the Collateral and (B) upon the request of the any of the Agents following the occurrence of an Amortization Event: (x) mark each Contract with a legend or code describing the Administrative Agent’s security interest relating to the Receivables.

(f) Compliance with Credit and Collection Policy. Such Loan Party will comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of Receivables Sale Agreement. Borrower will perform each of its obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in compliance with the terms thereof, and will diligently enforce each Originator’s obligations under the Receivables Sale Agreement. Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agents and the Lenders as assignees of Borrower) under the Receivables Sale Agreement as any of the Agents may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h) Ownership. Borrower will (or will cause each Originator to) (i) take all necessary action to establish and maintain, irrevocably, in Borrower all right, title and interest in and to Receivables purchased under the Receivables Sale Agreement together with the associated Related Security, in each case, free and clear of any Adverse Claims (other than Adverse Claims in favor of the Administrative Agent, for the benefit of the Secured Parties) including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect Borrower’s interest in such Receivables and the Related Security (to the extent such ownership interest therein can be perfected by filing UCC financing statements) and such other action to perfect, protect or more fully evidence the interest of Borrower therein as any of the Agents may reasonably request, and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Collateral, free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Secured Parties) security interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Secured Parties as any Agent may reasonably request, all to the extent such ownership can be perfected by filing UCC financing statements.

(i) Lenders’ Reliance. Borrower acknowledges that the Agents and the Lenders are relying upon Borrower’s identity as a legal entity that is separate from each Originator and its other Affiliates and agrees to take all reasonable steps to maintain Borrower’s identity as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of each Originator and its other Affiliates (other than Borrower) and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, (i) Borrower will conduct its affairs in strict compliance with Sections 7.06 and 7.07 of its Amended and Restated Certificate of Incorporation as in effect on the date of the Existing Agreement and as thereafter amended with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and (ii) Borrower will maintain at all times Net Worth greater than or equal to the Required Capital Amount and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause Net Worth to be less than the Required Capital Amount.

(j) Collections. Borrower will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times, to a Collection Account Agreement that is in full force and effect; provided, however, that Collection Account Agreements for the Lock-Boxes and Collection Accounts in Canada shall not be required to be in effect prior to October 27, 2008. If any new Lock-Boxes or Collection Accounts are established after the date of this Agreement, in addition to compliance with the foregoing clause (2), Borrower will promptly provide the Administrative Agent with copies of an updated Exhibit IV to this Agreement and an updated Exhibit III to the Receivables Sale Agreement (and upon such delivery both such Exhibits shall be deemed to be amended accordingly notwithstanding anything in Section 14.1 hereof or Section 7.1 of the Receivables Sale Agreement to the contrary). In the event any payments relating to the Collateral are remitted directly to any Loan Party or any Affiliate of such Loan Party, such Loan Party will remit (or will cause all such payments to be remitted)

directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, such Loan Party will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agents and the Lenders. Borrower will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement; provided, however, that nothing herein shall be deemed to preclude Borrower from granting Servicer access to the Lock-Boxes and Collection Accounts for purposes consistent with the terms of the Servicing Agreement and this Agreement prior to delivery of the Collection Notices.

(k) Taxes. To the extent that such Loan Party’s tax returns are not lawfully consolidated with the returns of another Person, such Loan Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Borrower will pay when due any taxes payable by it in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of any Agent or any Lender.

(l) Payment to Applicable Originator. With respect to any Receivable purchased by Borrower from any Originator, such sale shall be effected under, and in accordance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

Section 7.2 Negative Covenants of the Loan Parties. Until the Final Payout Date, each Loan Party hereby covenants, as to itself, that:

(a) Name Change, Jurisdiction of Organization, Offices and Collection Records. Each of Borrower and Servicer will not and will not authorize any Originator to, change its name or jurisdiction of organization or relocate any office where Collection Records are kept unless it shall have: (i) given the Agents at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by any Agent in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Loan Party will not, and will not authorize any Originator to, add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agents shall have received, at least ten (10) days (or two (2) Business Days in the case of the Lock-Boxes and Collection Accounts referred to in the second proviso of this Section 7.2(b)) before the proposed effective date therefor, (i) written notice of such addition, termination or change, and (ii) a Collection Account Agreement with respect to any new Lock-Box or Collection Account; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account that complies with this clause (ii); and provided further that not later than October 27, 2008, each of the Agents and the Lenders hereby authorizes and directs the Loan Parties to establish new Lock-Boxes and Collection Accounts in Canada which are subject to Collection Account Agreements.

(c) Modifications to Contracts and Credit and Collection Policy. Such Loan Party will not, and will not cause or authorize any Originator to, make any change to the Credit and Collection Policy that is reasonably likely to materially adversely affect the collectibility of the Receivables generally or materially decrease the credit quality of newly created Receivables generally. The Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, its interest in any of the Collateral, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Administrative Agent as provided for herein), and Borrower will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under Borrower or any Originator.

(e) Use of Proceeds. Borrower will not use the proceeds of the Advances for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, (ii) making loans to Mohawk Resources or Mohawk Carpet at any time so long as no Amortization Event or Unmatured Amortization Event exists and is continuing, (iii) paying its ordinary and necessary operating expenses when and as due, and (iv) making Restricted Junior Payments to the extent permitted under this Agreement.

(f) Termination Date Determination. Borrower will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof prior to the Final Payout Date, without the prior written consent of the Agents, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g) Restricted Junior Payments. Borrower will not make any Restricted Junior Payment if after giving effect thereto, Borrower’s Net Worth would be less than the Required Capital Amount.

(h) Borrower Indebtedness. Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Obligations, and (ii) other current accounts payable arising in the ordinary course of business.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Mohawk Servicing is hereby designated as, and shall have the rights and agrees to perform the duties and obligations of, the initial Servicer pursuant to the terms of the Servicing Agreement, subject to the provisions of this Agreement. Borrower may, at any time upon thirty (30) days prior written notice to the Agents, designate any other direct or indirect Subsidiary of the Performance Guarantor as a successor Servicer, provided the Rating Agency Condition is satisfied. The Co-Agents may at any time following the occurrence of an Amortization Event designate as Servicer any Person to succeed Mohawk Servicing or any successor Servicer provided that the Rating Agency Condition is satisfied. To the extent that the Servicer’s obligations under this Agreement are inconsistent with its obligations under the Servicing Agreement, the terms of this Agreement shall govern and control.

(b) Mohawk Servicing may delegate, and Mohawk Servicing hereby advises the Lenders and the Agents that it has delegated, to the Originators, as sub-servicers of the Servicer and to the Performance Guarantor, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such Originator. Without the prior written consent of the Agents and the Required Liquidity Banks, Mohawk Servicing shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Borrower, (ii) the Originators, (iii) the Performance Guarantor, and (iv) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Neither Borrower nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Mohawk Servicing. If at any time the Co-Agents shall designate as Servicer any Person other than Mohawk Servicing, all duties and responsibilities theretofore delegated by Mohawk Servicing to Borrower or the Originators may, at the discretion of the Co-Agents, be terminated forthwith on notice given by the Co-Agents to Mohawk Servicing and to Borrower and the Originators.

(c) Notwithstanding the foregoing subsection (b): Mohawk Servicing shall be and remain primarily liable for the full and prompt performance of all duties and responsibilities of the Servicer pursuant to the Servicing Agreement and this Agreement. Mohawk Servicing, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2 Certain Duties of Servicer.

(a) [intentionally deleted].

(b) From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, any Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the

Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, Borrower and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Borrower and the Lenders their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of any Agent, segregate, in a manner acceptable to the Agents, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Borrower prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Lenders on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Lenders under this Agreement except to the extent payment is received thereon from the Originator pursuant to the Receivables Sale Agreement.

(e) If demanded by the Administrative Agent following an Amortization Event, the Servicer shall deliver or make available to the Administrative Agent all such Collection Records or duplicates thereof, at a place selected by the Administrative Agent, provided that such Collection Records will be available for use by Borrower, the Performance Guarantor and their Affiliates for reasonable use in their respective businesses. The Servicer shall, as soon as practicable following receipt thereof, turn over to Borrower any cash collections or other cash proceeds received not constituting Receivables. The Servicer shall, from time to time at the request of any Lender, furnish to the Lenders (promptly after any such request) a calculation of the amounts set aside for the Lenders pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to Originator or Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Co-Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. The Administrative Agent is authorized at any time after the occurrence of an Amortization Event to date and to deliver to the Collection Banks the Collection Notices. Borrower hereby transfers to the Administrative Agent, for the benefit of the Agents and the Lenders, exclusive ownership and control of each Lock-Box and Collection Account; provided, however, that Borrower shall retain the right to direct the disposition of funds from each Lock-Box and Collection Account until the Administrative Agent delivers the applicable Collection Notice in accordance with the first sentence of this Section 8.3. In case any authorized signatory of Borrower whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Borrower hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled (i) at any time after delivery of the Collection Notices, to endorse Borrower’s name on checks and other instruments representing Collections, (ii) at any time after the occurrence of an Amortization Event, to enforce the Receivables and the Related Security, and (iii) at any time after the occurrence of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Borrower and applied against the Obligations.

Section 8.4 Responsibilities of Borrower. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent on behalf of the Co-Agents and the Lenders of their rights hereunder shall not release the Servicer, any Originator or Borrower from any of their duties or obligations with respect to any Receivables or under the related Contracts. Neither the Agents nor the Lenders shall have any obligation with respect to any Receivable or related Contracts to perform the obligations of Borrower that give rise to such Receivable.

Section 8.5 Monthly Reports. The Servicer shall prepare and forward, or cause to be prepared and forwarded, to the Administrative Agent (i) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein and (ii) at such times as the Co-Agents shall request, a listing by Obligor of all Receivables together with an aging of such Receivables; provided, however, that the Co-Agents may, in the exercise of their reasonable credit judgment, request that the Servicer prepare and forward a report similar to the Monthly Report more frequently than set forth above.

Section 8.6 Servicing Fee. As compensation for the Servicer’s servicing activities on their behalf, the Lenders hereby agree to pay the Servicer the Servicing Fee, which fee shall be paid in arrears on each Settlement Date. The Servicing Fee specified in this Section 8.6 shall be in lieu of the fee payable to Mohawk Servicing pursuant to the Servicing Agreement.

ARTICLE IX.

AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Performance Guarantor or any Loan Party shall fail to make any payment or deposit required to be made by it under this Agreement or the Performance Undertaking when due and, for any such payment or deposit which is not in respect of principal, such failure continues for three (3) consecutive Business Days.

(b) Any representation, warranty, certification or written statement made by Performance Guarantor or any Loan Party in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been materially incorrect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(c) Any Loan Party shall fail to perform or observe any covenant contained in Section 7.2 or 8.5 when due, or any covenant contained in Section 7.1(b) (other than Section 7.1(b)(vi)) within three (3) Business Days after the same is due.

(d) Performance Guarantor, Borrower or Servicer shall fail to perform or observe any other covenant or agreement applicable to it under any Transaction Document to which it is party and such failure shall continue for thirty (30) consecutive days after notice of non-performance from any of the Agents.

(e) Failure of Borrower to pay any Indebtedness (other than the Obligations) when due (taking into account any grace or cure period) or the default by Borrower in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity or results in the acceleration of such Indebtedness; or any such Indebtedness of Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(f) Failure of Performance Guarantor or any of its Subsidiaries other than Borrower to pay Indebtedness in excess of $25,000,000 in aggregate principal amount (hereinafter, “Material Debt”) when due; or the default by Performance Guarantor or any of its Subsidiaries other than Borrower in the performance of any term, provision or condition contained in any agreement under which any Material Debt was created or is governed, the effect of which is to permit the holder or holders of such Material Debt to cause such Material Debt to become due prior to its stated maturity or results in the acceleration of such Material Debt; or any Material Debt of Performance Guarantor or any of its Subsidiaries other than Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(g) An Event of Bankruptcy shall occur with respect to Performance Guarantor, any Loan Party or any of their respective Material Subsidiaries.

(h) As at the end of any Calculation Period:

(i) the three-month rolling average Delinquency Ratio shall exceed 4.15%,

(ii) the three-month rolling average Default Ratio shall exceed 2.80%, or

(iii) the three-month rolling average Non-Contractual Dilution Ratio shall exceed 8.75%.

(i) A Change of Control shall occur.

(j)(i) One or more final judgments for the payment of money in an aggregate amount equal to or in excess of the amount set forth in Section 303(b)(2) of the Federal Bankruptcy Code shall be entered against Borrower and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution or (ii) one or more final judgments for the payment of money in an amount in excess of $25,000,000, individually or in the aggregate, shall be entered against Performance Guarantor or any of its Material Subsidiaries (other than Borrower on claims not covered by insurance or as to which the insurance carrier has denied its responsibility), and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(k) The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement; or without the Administrative Agent’s prior written consent, Borrower shall consent to any assignment by an Originator of its rights or obligations under the Receivables Sale Agreement other than to any other Originator or to the surviving entity in a merger or consolidation of an Originator with any other Person who is or is to become an Originator after giving effect to such merger or consolidation; or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Borrower under the Receivables Sale Agreement.

(l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of either Loan Party, or the Administrative Agent for the benefit of the Secured Parties shall cease to have a valid and perfected first priority security interest in the Collateral.

(m) On any Settlement Date, after giving effect to the turnover of Collections by the Servicer on such date and the application thereof to the Obligations in accordance with this Agreement, the Aggregate Principal shall exceed the Borrowing Limit after any payment of the Obligations by Borrower.

(n) The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

(o) The PBGC or Internal Revenue Service shall file any notice of lien on any of the Receivables or the Related Security and such lien shall not have been released within seven (7) days.

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, or upon the direction of any of the Co-Agents or the Required Liquidity Banks shall, take any of the following actions: (i) declare the Amortization Date to have occurred, whereupon the Aggregate Commitment shall immediately terminate and the Amortization Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and the Person acting as Servicer may be replaced by the Co-Agents in their sole discretion; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to any Loan Party, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party, (ii) deliver the Collection Notices to the Collection Banks, (iii) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (iv) notify Obligors of the Administrative Agent’s security interest in the Receivables and other Collateral. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Lenders otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Loan Parties. Without limiting any other rights that any Agent or any Lender may have hereunder or under applicable law, (A) Borrower hereby agrees to indemnify (and pay upon demand to) each Agent, each Conduit, each of the Liquidity Banks and each of their respective officers, directors, agents and employees of the foregoing (each, an “Indemnified Party”) from and against any and all damages, losses, claims, Indemnified Taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements actually incurred (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against and actually paid or actually incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Lender of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against and actually paid or actually incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of any Indemnified Party;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) Indemnified Amounts to the extent the same arise out of or result from claims of one or more Indemnified Parties against another Indemnified Party,

provided, however, that nothing contained in this sentence shall limit the liability of any Loan Party or limit the recourse of the Lenders to Borrower or Servicer for amounts otherwise specifically provided to be paid by either such Loan Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Borrower shall indemnify the Agents and the Lenders for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Borrower or the Servicer) relating to or resulting from:

(i) any representation or warranty made by any Loan Party or any Originator (or any of their respective officers on behalf of any such Person) under or in connection with any Transaction Document to which they are parties, or any other written information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by Borrower, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Borrower, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement, the Receivables Sale Agreement or the Servicing Agreement;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) any Collections received, directly or indirectly by an Originator (or its agent) which are not promptly remitted to Borrower;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement, the Receivables Sales Agreement or the Servicing Agreement, the transactions contemplated hereby, the use of the proceeds of any Advance, the Collateral or any other investigation, litigation or proceeding relating to Borrower, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any failure of Borrower to acquire and maintain ownership of any of the Collateral from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder);

(x) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Secured Parties a valid first priority perfected security interests in the Collateral, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xi) the failure to have filed or to have maintained effective financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable domestic or foreign laws with respect to any Collateral, and the proceeds thereof, whether at the time of any Advance or at any subsequent time;

(xii) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2 Increased Cost and Reduced Return. If any Affected Entity shall be charged any fee, expense or increased cost on account of a Regulatory Change: (i) that subjects any Affected Entity to any Tax, duty or other charge or withholding on or with respect to any Funding Agreement or an Affected Entity’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Entity of any amounts payable under any Funding Agreement (except for (a) changes in the rate of Tax on the overall revenues or net income of an Affected Entity and (b) Excluded Taxes) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Entity, or credit extended by an Affected Entity pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Entity of performing its obligations under a Funding Agreement, or to reduce the rate of return on an Affected Entity’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Co-Agent, Borrower shall pay to such Co-Agent, for the benefit of the relevant Affected Entity, such amounts charged to such Affected Entity or such amounts to otherwise compensate such Affected Entity for such increased cost or such reduction. Each Affected Entity will promptly notify the applicable Co-Agent, and such Co-Agent will promptly thereafter notify Borrower, of any event of which it has knowledge, occurring after the date such Affected Entity first became entitled to the benefits of this Section, which will entitle such Affected Entity to compensation pursuant to this Section and will, if possible, designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Affected Entity, be otherwise materially disadvantageous to such Affected Entity. A certificate of any Affected Entity claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and showing in reasonable detail the calculation thereof shall be conclusive in the absence of manifest error. In determining such amount, such Affected Entity may use any reasonable averaging and attribution methods previously disclosed in writing to Borrower.

Section 10.3 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Transaction Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Transaction Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or successor form),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Tax Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Tax Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Tax Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Tax Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form), or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(e) Treatment of Certain Refunds. If any Agent or Lender determines, in its reasonable discretion, that it has received a refund or a foreign tax credit of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that Borrower, upon the request of such Agent or Lender agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or Lender is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(f) Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section shall survive the payment in full of the obligations of Borrower hereunder and the termination of the Aggregate Commitment.

Section 10.4 Other Costs and Expenses. Borrower shall pay to the Agents and the Conduits on demand all reasonable costs and out-of-pocket expenses actually incurred in connection with the preparation, execution, and delivery of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of each Review (subject to the limitations set forth in Section 7.1(d)). Borrower shall pay to the Agents on demand any and all reasonable costs and expenses of the Agents and the Lenders, including reasonable counsel fees and expenses actually incurred in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI.

THE AGENTS

Section 11.1 Authorization and Action.

(a) Each member of the Victory Group hereby irrevocably designates and appoints The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch as Victory Agent hereunder and under the other Transaction Documents to which the Victory Agent is a party and authorizes the Victory Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Victory Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each member of the TPF Group hereby irrevocably designates and appoints STRH as TPF Agent hereunder and under the other Transaction Documents to which the TPF Agent is a party , and authorizes the TPF Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the TPF Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each member of any other Group that becomes a party to this Agreement after the date hereof shall designate and appoint an agent and authorize such agent to take such action on its behalf under the provision of the Transaction Documents, and to exercise such powers and perform such duties as are expressly delegated to such agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each of the Lenders and the Co-Agents hereby irrevocably designates and appoints SunTrust Robinson Humphrey, Inc. as Administrative Agent hereunder and under the Transaction Documents to which the Administrative Agent is a party, and each Lender and Co-Agent that becomes a party to this Agreement hereafter ratifies such designation and appointment and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Agent shall be read into any Transaction Document or otherwise exist against such Agent.

(b) The provisions of this Article XI are solely for the benefit of the Agents and the Lenders, and none of the Loan Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which any of the Agents or Lenders may have to any of the Loan Parties under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, (i) the Victory Agent shall act solely as the agent of the members of the Victory Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or any of their respective successors and assigns, (ii) the TPF Agent shall act solely as the agent of the members of the TPF Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or any of their respective successors and assigns, (iii) the agent for the member of any Group that becomes a party hereto after the date hereof shall act solely as the agent of the members of such Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or their respective successors or assigns, and (iv) the Administrative Agent shall act solely as the agent of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or any of their respective successors and assigns.

Section 11.2 Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. None of the Agents nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders or other Agents for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Loan Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. None of the Agents shall be under any obligation to any other Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Loan Parties. None of the Agents shall be deemed to have knowledge of any Amortization Event or Unmatured Amortization Event unless such Agent has received notice from Borrower, another Agent or a Lender.

Section 11.4 Reliance by the Agents.

(a) Each of the Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by such Agent. Each of the Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of such of the Lenders or Liquidity Banks in its Group as it deems appropriate and it shall first be indemnified to its satisfaction by the Liquidity Banks in its Group against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.

(b) Any action taken by any of the Agents in accordance with Section 11.5(a) shall be binding upon all of the Agents and the Lenders.

Section 11.5 Non-Reliance on Other Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by such Agent. Each Lender represents and warrants to each Agent that it has and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6 Reimbursement and Indemnification. Each Liquidity Bank agrees to reimburse and indemnify (a) its applicable Co-Agent, (b) the Administrative Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares of their Group’s Percentage of the Obligations, to the extent not paid or reimbursed by the Loan Parties (i) for any amounts for which such Agent, acting in its capacity as Agent, is entitled to reimbursement by the Loan Parties hereunder and (ii) for any other expenses incurred by such Agent, in its capacity as Agent and acting on behalf of the Lenders, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7 Agents in their Individual Capacities. Each of the Agents and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or any Affiliate of Borrower as though such Agent were not an Agent hereunder. With respect to the making of Loans pursuant to this Agreement, each of the Agents shall have the same rights and powers under this Agreement in its individual capacity as any Lender and may exercise the same as though it were not an Agent, and the terms “Liquidity Bank,” “Lender,” “Liquidity Banks” and “Lenders” shall include each of the Agents in its individual capacity.

Section 11.8 Conflict Waivers. Each Co-Agent acts, or may in the future act: (i) as administrative agent for such Co-Agent’s Conduit, (ii) as issuing and paying agent for such Conduit’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for such Conduit’s Commercial Paper and (iv) to provide other services from time to time for such Conduit (collectively, the “Co-Agent Roles”). Without limiting the generality of Sections 11.1 and 11.8, each of the other Agents and the Lenders hereby acknowledges and consents to any and all Co-Agent Roles and agrees that in connection with any Co-Agent Role, a Co-Agent may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for its Conduit, the giving of notice to the Liquidity Banks in its Group of a mandatory purchase pursuant to the Liquidity Agreement for such Group, and hereby acknowledges that neither the applicable Co-Agent nor any of its Affiliates has any fiduciary duties hereunder to any Lender (other than its Conduit) arising out of any Co-Agent Roles.

Section 11.9 UCC Filings. Each of the Secured Parties hereby expressly recognizes and agrees that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Collateral, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Secured Parties and that such listing will not affect in any way the status of the Secured Parties as the true parties in interest with respect to the Collateral. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XI.

Section 11.10 Successor Administrative Agent. The Administrative Agent, upon five (5) days’ notice to the Loan Parties, the other Agents and the Lenders, may voluntarily resign and may be removed at any time, with or without cause, by the Majority Lenders; provided, however, that STRH shall not voluntarily resign as the Administrative Agent so long as any of the Liquidity Commitments remain in effect or TPF has any outstanding Loans. If the Administrative Agent (other than STRH) shall voluntarily resign or be removed as Administrative Agent under this Agreement, then the Required Liquidity Banks during such five-day period shall appoint, with the consent of Borrower from among the remaining Liquidity Banks, a successor Administrative Agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. Upon resignation or replacement of any Administrative Agent in accordance with this Section 11.8, the retiring Administrative Agent shall execute such UCC-3 or other UCC assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Each of the Agents, the Loan Parties and the Liquidity Banks hereby agrees and consents to the complete or partial assignment by each Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks in its Group pursuant to its Liquidity Agreement.

(b) Any Liquidity Bank may at any time and from time to time assign to one or more Eligible Assignees (each, a “Purchasing Liquidity Bank”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement (an “Assignment Agreement”) executed by such Purchasing Liquidity Bank and such selling Liquidity Bank and in a form reasonably acceptable to the applicable Conduit and the Loan Parties; provided, however, that any assignment of a Liquidity Bank’s rights and obligations hereunder shall include a pro rata assignment of its rights and obligations under the applicable Liquidity Agreement. The consent of the applicable Conduit shall be required prior to the effectiveness of any such assignment by a Liquidity Bank in such Conduit’s Group. Each assignee of a Liquidity Bank must (i) be an Eligible Assignee and (ii) agree to deliver to the applicable Co-Agent, promptly following any request therefor by the applicable Co-Agent or the applicable Conduit, an enforceability opinion with respect to such Liquidity Banks obligations under the Transaction Documents to which such Liquidity Bank would be a party in form and substance satisfactory to such Co-Agent and such Conduit. Upon delivery of an executed Assignment Agreement to the applicable Co-Agent, such selling Liquidity Bank shall be released from its obligations hereunder and under applicable Liquidity Agreement to the extent of such assignment. Thereafter the Purchasing Liquidity Bank shall for all purposes be a Liquidity Bank party to this Agreement and the applicable Liquidity Agreement and shall have all the rights and obligations of a Liquidity Bank hereunder and thereunder to the same extent as if it were an original party hereto and thereto and no further consent or action by Borrower, the Lenders or the Agents shall be required. The applicable Agent shall give Borrower prior notice of the name of any assignee of a Liquidity Bank in such Co-Agent’s Group and the name(s) of the selling Liquidity Bank(s) and the amounts assigned by each selling Liquidity Bank.

(c) Each of the Liquidity Banks agrees that in the event that it shall suffer a Downgrading Event, the applicable Co-Agent shall promptly notify Borrower and such Downgraded Liquidity Bank shall be obliged, at the request of the applicable Conduit, the applicable Co-Agent or Borrower, to (i) collateralize its Commitment and its Liquidity Commitment in a manner acceptable to the applicable Co-Agent, or (ii) assign all of its rights and obligations hereunder and under the applicable Liquidity Agreement to an Eligible Assignee nominated by the applicable Co-Agent or a Loan Party and acceptable to the applicable Conduit and willing to participate in this Agreement and such Liquidity Agreement through the Liquidity Termination Date in the place of such Downgraded Liquidity Bank; provided that the Downgraded Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Liquidity Bank’s Pro Rata Share of such Liquidity Bank’s Group’s Percentage of the Obligations owing to the Liquidity Banks of such Group; provided further that if either conditions set forth above in clause (i) or (ii) is not met with respect in such Downgraded Liquidity Bank, the Liquidity Termination Date shall not occur if (A) the Groups that do not have a Downgraded Liquidity Bank as a member elect to increase their Conduit Allocation Limit and the related Liquidity Commitments in such amounts that total the then existing Aggregate Commitment, (B) the Aggregate Commitment is reduced by an amount equal to the commitments of the Liquidity Banks in such Downgraded Liquidity Bank’s Group, or (C) another Group agrees to replace such Downgraded Liquidity Bank’s Group on the terms and conditions set forth herein (except for any amendments or modifications as are acceptable to the remaining Groups, in their sole discretion), in each case, prior to the end of the thirty day period set forth in the definition of “Liquidity Termination Date” and with the consent of the remaining Groups (which consent shall be in such Group’s sole discretion).

(d) No Loan Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agents and each of the Lenders and without satisfying the Rating Agency Condition, if applicable.

Section 12.2 Participations. Any Liquidity Bank may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of its Group’s Percentage of Aggregate Commitment, its Loans, its Liquidity Commitment or any other interest of such Liquidity Bank hereunder or under the applicable Liquidity Agreement. Notwithstanding any such sale by a Liquidity Bank of a participating interest to a Participant, such Liquidity Bank’s rights and obligations under this Agreement and such Liquidity Agreement shall remain unchanged, such Liquidity Bank shall remain solely responsible for the performance of its obligations hereunder and under such Liquidity Agreement, and the Loan Parties, the Conduits and the Agents shall continue to deal solely and directly with such Liquidity Bank in connection with such Liquidity Bank’s rights and obligations under this Agreement and the applicable Liquidity Agreement. Each Liquidity Bank agrees that any agreement between such Liquidity Bank and any such Participant in respect of such participating interest shall not restrict such Liquidity Bank’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

Section 12.3 Federal Reserve. Notwithstanding any other provision of this Agreement to the contrary, any Liquidity Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Loan and any rights to payment of principal or interest thereon) under this Agreement to secure obligations of such Liquidity Bank to a Federal Reserve Bank, without notice to or consent of Borrower, Servicer or any Agent; provided that no such pledge or grant of a security interest shall release a Liquidity Bank from any of its obligations hereunder, or substitute any such pledgee or grantee for such Liquidity Bank as a party hereto.

ARTICLE XIII.

SECURITY INTEREST

Section 13.1 Grant of Security Interest. To secure the due and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, in each case pro rata according to the respective amounts thereof, Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of Borrower’s right, title and interest, whether now owned and existing or hereafter arising in and to all of the Receivables, the Related Security and all proceeds of the foregoing (collectively, the “Collateral”).

Section 13.2 Termination after Final Payout Date. Each of the Secured Parties hereby authorizes the Administrative Agent or any other Agent, if applicable, and the Administrative Agent or such other Agent, if applicable, hereby agrees, promptly upon the Final Payout Date to execute and deliver to Borrower a termination of and release of the security interests created under this Agreement and any Collection Account Agreement, together with such UCC termination statements or other documents as may be necessary as reasonably determined by Borrower to terminate, on behalf of itself, the other Agents and the Lenders, the security interest in and Adverse Claim upon the Collateral held by the Administrative Agent, or other Agent, if applicable, for the benefit of the Secured Parties, all at Borrower’s expense. Upon the Final Payout Date, all right, title and interest of the Administrative Agent, the other Agents and the Lenders in and to the Collateral shall terminate. The Secured Parties agree that Borrower shall be authorized to file any UCC financing statements and amendment statements to evidence such termination.

Section 13.3 Excluded Receivables. Each of the Secured Parties hereby authorizes the Administrative Agent or any other Agent, if applicable, and the Administrative Agent or such other Agent, if applicable, hereby agrees, promptly upon written request from Borrower to execute and deliver to Borrower such UCC termination statements or other documents as may be necessary as reasonably determined by Borrower to terminate, on behalf of itself, the other Agents and the Lenders, the security interest in and Adverse Claim upon any Excluded Receivable (as defined in the Receivables Sale Agreement) held by the Administrative Agent, or other Agent, if applicable, for the benefit of the Secured Parties, all at Borrower’s expense.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of any Agent or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). The Conduits, Borrower and the Administrative Agent, with the consent of the Required Liquidity Banks, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Lender, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Borrower or the Servicer, (B) reduce the rate or extend the time of payment of Interest or any CP Costs (or any component of Interest or CP Costs), (C) reduce any fee payable to any Agent for the benefit of the Lenders, (D) except pursuant to Article XII hereof, change the amount of the principal of any Lender, any Liquidity Bank’s Pro Rata Share or any Liquidity Bank’s Liquidity Commitment, (E) amend, modify or waive any provision of the definition of Required Liquidity Banks or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” “Dilution Reserve,” “Interest Reserve,” “Servicing Reserve” or “Required Reserve” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, or

(ii) without the written consent of any affected Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent,

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition, to the extent the Rating Agency Condition is required of any Conduit. Notwithstanding the foregoing, (i) without the consent of the Liquidity Banks, but with the consent of Borrower, the applicable Co-Agent may direct the Administrative Agent to amend this Agreement solely to add additional Persons as Liquidity Banks hereunder and (ii) the Agents, the Required Liquidity Banks and the Conduits may enter into amendments to modify any of the terms or provisions of Article XI, Article XII or any other provision of this Agreement without the consent of Borrower, provided that such amendment has no negative impact upon Borrower. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Lenders equally and shall be binding upon Borrower, the Lenders and the Agents.

Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, or (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid.

Section 14.3 Ratable Payments. If (a) any Lender, whether by setoff or otherwise, has payment made to such Lender in respect to any portion of the Obligations owing to such Lender (other than payments received pursuant to Section 10.2, 10.3 or 10.4) in a greater proportion than that received by any other Lender in such Lender’s Group entitled to receive a ratable share of such Obligations, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations held by the other Lenders in such Lender’s Group so that after such Purchase each Lender in such Group will hold its Pro Rata Share of such Obligations and (b) any Group, whether by set off or otherwise, has payment made to such Group (other than payments received pursuant to Section 10.2, 10.3 or 10.4) in a greater proportion than that received by any other Group entitled to receive a ratable share of such Obligations, the Lenders in such Group agree, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations held by the other Groups so that after such purchase each Lender in such Group, taken together, will hold its Group’s Percentage of such Obligations; provided that in the case of the preceding clauses (a) and (b), if all or any portion of such excess amount is thereafter recovered from such Lender or Group, as applicable, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Administrative Agent’s Security Interest.

(a) Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that any of the Agents may reasonably request, to perfect, protect or more fully evidence the Administrative Agent’s security interest in the Collateral, or to enable the Agents or the Lenders to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct Borrower or the Servicer to, notify the Obligors of Receivables, at Borrower’s expense, of the ownership or security interests of the Lenders under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee.

(b) If Borrower or any Performance Guarantor fails to perform any of its obligations hereunder, any Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligations, and such Agent’s or such Lender’s reasonable costs and expenses incurred in connection therewith shall be payable by Borrower as provided in Section 10.4. Borrower irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of Borrower (i) to execute on behalf of Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Lenders in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality.

(a) Each of the Loan Parties shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the electronic models and files (including electronic files containing model accounting entries for securitization transactions) provided by the Agents or the Conduits in connection with this Agreement, provided, however, such information may be disclosed to third parties to the extent such disclosure is (i) required to comply with any applicable law (including federal and state securities laws) or order of any judicial or administrative proceeding, or (ii) required in response to any summons or subpoena or in connection with any litigation, provided, further, that such Loan Party informs such person that such information is sensitive, proprietary and confidential. Notwithstanding the foregoing, the Loan Parties shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such Loan Party or its Affiliates.

(b) Each of the Lenders and each of the Agents shall maintain and shall cause each of its officers, directors, employees, investors, potential investors, credit enhancers, outside accountants, attorneys and other advisors to maintain the confidentiality of any nonpublic information with respect to the Originators, the Performance Guarantor and the Loan Parties, except that any of the foregoing may disclose such information (i) to any party to this Agreement, (ii) to any provider of a surety, guaranty or credit or liquidity enhancement to any Conduit, (iii) to the outside accountants, attorneys and other advisors of any Person described in clause (i) or (ii) above, (iv) to any prospective or actual assignee or participant of any of the Agents or any Lender, (v) to any rating agency who rates the Commercial Paper, to any Commercial Paper dealer, (vi) to any other entity organized for the purpose of purchasing, or making loans secured by, financial assets for which STRH, BTMU or one of their respective affiliates acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of each of the foregoing, provided that each Person described in the foregoing clause (ii), (iii), (iv), (v) or (vi) is informed of the confidential nature of such information and, in the case of a Person described in clause (ii) or (iv), agrees in writing to maintain the confidentiality of such information in accordance with this Section 14.5(b); and (vii) as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law). Notwithstanding the foregoing, (x) each Conduit and its officers, directors, employees, investors, potential investors, credit enhancers, outside accountants, attorneys and other advisors shall be permitted to disclose Receivables performance information and details concerning the structure of the facility contemplated hereby in summary form and in a manner not identifying the Originators, Borrower, the Servicer, the Performance Guarantor, or the Obligors to prospective investors in Commercial Paper issued by such Conduit, and (y) the Conduits, the Agents and the Lenders shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of theirs or their respective Affiliates.

Section 14.6 Bankruptcy Petition. Borrower, the Servicer, each Agent and each Liquidity Bank hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7 CHOICE OF LAW. THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF BORROWER OR THE SECURITY INTEREST OF THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF GEORGIA.

Section 14.8 CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR GEORGIA STATE COURT SITTING IN FULTON COUNTY, GEORGIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST ANY AGENT OR ANY LENDER OR ANY AFFILIATE OF ANY AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH LOAN PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN FULTON COUNTY, GEORGIA.

Section 14.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY LOAN PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any receiver or trustee in bankruptcy appointed for any of the parties or their respective successors and assigns). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Loan Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

<signature pages follow>

IN WITNESS WHEREOF, the Loan Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof in Wilmington, Delaware, and each of the other parties hereto has caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

MOHAWK FACTORING, INC.

By:	/s/ John Koach
Name:	John Koach
Title:	Assistant Treasurer and Secretary

Address:	Mohawk Factoring, Inc.
300 Delaware Avenue
Suite 1273C
Wilmington, Delaware 19801
	Attn:	John Koach
	Phone:	(302) 552-3110
	Fax:	(302) 552-3128

MOHAWK SERVICING, INC.

By:	/s/ Scott R. Veldman
Name:	Scott R. Veldman
Title:	Vice President and Treasurer

Address:	Mohawk Servicing, Inc.
160 S. Industrial Blvd.
Calhoun, GA 30703
	Attn:	Scott R. Veldman
	Phone:	(706) 624-2103
	Fax:	(706) 624-2052

[Signature Page to the Second Amended and Restated Credit and Security Agreement]

VICTORY RECEIVABLES CORPORATION

By:	/s/ Geraldine St-Louis
Name:	Geraldine St-Louis
Title:	Vice President

Address:	Victory Receivables Corporation
c/o J. H. Management Corporation
One International Place
Boston, Massachusetts 02110
	Telephone:	(617) 951-7690
	Facsimile:	(617) 951-7050
	Attention:	R. Douglas Donaldson
	E-Mail:	ddonaldson@ropesgray.com

[Signature Page to the Second Amended and Restated Credit and Security Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, INDIVIDUALLY AS A VICTORY LIQUIDITY BANK

By:	/s/ Ravneet Mumick
Name:	Ravneet Mumick
Title:	Authorized Signatory

Address:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch Investment Banking Division for the Americas 1251 Avenue of the Americas, 10th Floor
New York, New York 10020
	Attention:	Greg Hurst
	Telephone:	(212) 782-6369
	Fax:	(212) 782-6448

With a copy to:

	Attention:	Hermina Batson
	Telephone:	(212) 782-4908
	Fax:	(212) 782-6998

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, AS VICTORY AGENT

By:	/s/ Aditya Reddy
Name:	Aditya Reddy
Title:	Vice President and Manager

Address:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch Investment Banking Division for the Americas 1251 Avenue of the Americas, 10th Floor
New York, New York 10020
	Attention:	Greg Hurst
	Telephone:	(212) 782-6369
	Fax:	(212) 782-6448

With a copy to:

	Attention:	Hermina Batson
	Telephone:	(212) 782-4908
	Fax:	(212) 782-6998

[Signature Page to the Second Amended and Restated Credit and Security Agreement]

THREE PILLARS FUNDING LLC

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

Address:	Three Pillars Funding LLC c/o AMACAR Group, LLC 6525 Morrison Boulevard, Suite 318
Charlotte, NC 28211
	Attention:	Doris J. Hearn
	Telephone:	(704) 365-0569
	Facsimile:	(704) 365-1362
	E-mail:	DJHearn@amacar.com

[Signature Page to the Second Amended and Restated Credit and Security Agreement]

SUNTRUST BANK

By:	/s/ Bradley J. Staples
Name:	Bradley J. Staples
Title:	Managing Director

Address:	SunTrust Bank
303 Peachtree Street, 10th Floor Atlanta, Georgia 30308
	Attention:	Brad Staples
	Facsimile:	(404) 588-8833
	Telephone:	(404) 230-5099

[Signature Page to the Second Amended and Restated Credit and Security Agreement]

SUNTRUST ROBINSON HUMPHREY, INC., AS ADMINISTRATIVE AGENT AND AS TPF AGENT

By:	/s/ Joseph R. Franke
Name:	Joseph R. Franke
Title:	Director

Address:	SunTrust Robinson Humphrey, Inc.
303 Peachtree Street, 23rd Floor Atlanta, Georgia 30308
	Attention:	Kecia Howson
	Facsimile:	(404) 813-0000
	Telephone:	(404) 813-5207
	E-Mail:	tpfc.assetmanagement@suntrust.com

[Signature Page to the Second Amended and Restated Credit and Security Agreement]

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Entity” means (i) any Funding Source, (ii) any agent, administrator or manager of a Conduit, or (iii) any bank holding company in respect of any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agents” has the meaning set forth in the preamble to this Agreement.

“Aggregate Commitment” means, on any date of determination, the aggregate amount of the Commitments to make Loans hereunder. As of the date hereof, the Aggregate Commitment is $250,000,000.

“Aggregate Principal” means, on any date of determination, the aggregate outstanding principal amount of all Advances outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Agreement” means this Second Amended and Restated Credit and Security Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Alternate Base Rate Loan” means a Loan which bears interest at the Alternate Base Rate or the Default Rate, as applicable.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Loan Party, (iii) the Business Day specified in a written notice from the Administrative Agent, at the direction of either Co-Agent, following the occurrence of any other Amortization Event, and (iv) the date which is ten (10) Business Days after the Administrative Agent’s receipt of written notice from Borrower that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Applicable Margin” has the meaning given that term in the Mohawk Credit Agreement.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means, on any date of determination, the Net Pool Balance as of the last day of the period covered by the most recent Monthly Report, minus the Required Reserve as of the last day of the period covered by the most recent Monthly Report, and minus Deemed Collections that have occurred since the most recent Cut-Off Date to the extent that such Deemed Collections exceed the Dilution Reserve.

“Borrowing Date” means a Business Day on which an Advance is made hereunder.

“Borrowing Limit” means an amount equal to the sum of the Conduit Allocation Limits.

“Borrowing Notice” has the meaning set forth in Section 1.2.

“Broken Funding Costs” means (a) for a CP Rate Loan which is funded with Pooled Commercial Paper and has its principal reduced without compliance by Borrower with the notice requirements hereunder, (b) for a CP Rate Loan which is funded with Commercial Paper that is not Pooled Commercial Paper and has its principal reduced on any day other than the last day of the applicable tranche period(s) of such Commercial Paper; (c) for a CP Rate Loan or LIBO Rate Loan which does not become subject to its Percentage of an Aggregate Reduction following the delivery of any Reduction Notice, (d) for a CP Rate Loan which is assigned under the applicable Liquidity Agreement, or (e) for a LIBO Rate Loan which is terminated or reduced prior to the last day of its Interest Period: an amount equal to the excess, if any, of (i) the CP Costs or Interest (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the applicable Co-Agent to relate to such Loan (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (c) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the principal of such Loan if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (ii) the sum of (x) to the extent all or a portion of such principal is allocated to another Loan, the amount of CP Costs or Interest actually accrued during the remainder of such period on such principal for the new Loan, and (y) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Lender or Lenders agree to pay to Borrower the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“BTMU” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank offering market.

“Calculation Period” means a fiscal month of Borrower or portion thereof which elapses during the term of this Agreement prior to the Final Payout Date. The first Calculation Period shall commence on the date of the initial Advance hereunder. For purposes of the use of this term in other definitions in Exhibit I to this Agreement, Calculation Periods occurring prior to the date of the initial Advance shall mean a fiscal month of Borrower.

“Canadian Receivable” means a Receivable owing from an Obligor domiciled in, or organized under the laws of, Canada or one of its political subdivisions.

“Cash Discount” means any reduction in a Receivable due to any cash discount taken by an Obligor.

“Cash Discount Reduction” means at any time, 3% of the Outstanding Balance of Receivables originated by Mohawk Distribution.

“Change of Control” means the acquisition by any Person, or two or more Persons acting in concert (other than the Performance Guarantor or any of its Subsidiaries; provided that Performance Guarantor remains the direct or indirect owner of 100% of the outstanding shares of voting stock of any Loan Party), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of any Loan Party.

“Co-Agent” has the meaning set forth in the preamble to this Agreement.

“Co-Agent Account” means the account set up to receive payments for the applicable Group including without limitation, the Victory Agent’s Account and the TPF Agent Account.

“Collateral” has the meaning set forth in Section 13.1.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited.

“Collection Account Agreement” means an agreement in form reasonably acceptable to the Administrative Agent, Borrower and the applicable Collection Bank giving the Administrative Agent control (as defined in the UCC) over a Collection Account.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form attached to or specified in a Collection Agreement, from the Administrative Agent or such other Agent as is acceptable to the Agents in their sole discretion to a Collection Bank.

“Collection Records” means, with respect to any Receivable, all Invoices and all other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to amounts paid on or owing in respect of such Receivable.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of any Conduit issued by such Conduit, in each case, in the commercial paper market.

“Commitment” means, for each Liquidity Bank, the commitment of such Liquidity Bank to make its Pro Rata Share of its Group’s Percentage of Loans to Borrower hereunder in the event the applicable Conduit elects not to fund any Advance in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Liquidity Bank’s name on Schedule A to this Agreement.

“Conduit” has the meaning set froth in the preamble to this Agreement.

“Conduit Allocation Limit” has the meaning set forth in Section 1.1(a).

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” means, with respect to any Receivable, any and all instruments and agreements, purchase orders, invoices, writings, or other communications pursuant to which such Receivable arises but excluding any Invoice.

“CP Costs” means:

(a) for TPF at any time while it is not a Pool-Funded Conduit, for each day, the sum of (i) discount accrued on the Related Commercial Paper outstanding on such day at the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which such Related Commercial Paper has been or may be sold by any placement agent or commercial paper dealer selected by TPF (or the TPF Agent on its behalf), plus (ii) any and all accrued commissions and charges of placement agents and dealers, and issuing and paying agent fees incurred, in respect of such Related Commercial Paper for such day, plus (iii) other borrowings by TPF with respect to any Loan, including, without limitation, borrowings to fund small or odd dollar amounts thereof that are not easily accommodated in the commercial paper market; and

(b) for each Pool-Funded Conduit for each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper of such Pool-Funded Conduit on such day, plus (ii) any and all accrued commissions in respect of placement agents and dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs (or similar costs) related to the prepayment of any investment of such Pool-Funded Conduit, as applicable, pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper of such Pool-Funded Conduit. In addition to the foregoing costs, if Borrower shall request any Advance during any period of time determined by the applicable Co-Agent in its sole discretion to result in incrementally higher CP Costs applicable to a Pool-Funded Conduit’s Percentage of such Advance, the principal associated with any such Advance shall, during such period, be deemed to be funded by such Pool-Funded Conduit in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.

“CP Rate Loan” means, for each Loan of a Conduit prior to the time, if any, when (i) it is refinanced with a Liquidity Funding pursuant to a Liquidity Agreement, or (ii) the occurrence of an Amortization Event and the commencement of the accrual of Interest thereon at the Default Rate.

“CP Tranche Period” means with respect to any Loan of TPF that is funded with Commercial Paper, a period of days from 1 Business Day up to the number of days necessary to extend such period to include the next Settlement Date, commencing on a Business Day, which period is either (i) requested by Borrower and agreed to by TPF or the TPF Agent or (ii) in the absence of such request and agreement, selected by TPF or the TPF Agent (it being understood that the goal shall be to select a period which ends on or as close to the next Settlement Date as possible).

“Credit and Collection Policy” means Borrower’s credit and collection policies and practices relating to Contracts and Receivables existing on and as administered historically prior to the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of a Calculation Period.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Deemed Collections” means Collections deemed received by Borrower under Section 1.4(a).

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the sum of (i) the product of the aggregate sales generated by the Originators during the Calculation Period ending on such Cut-Off Date, multiplied by the Weighted Average Credit Percentage, plus (ii) the aggregate sales generated by the Originators during the three Calculation Periods ending prior to the Calculation Period described in clause(a)(i), by (b) the Net Pool Balance as of such Cut-off Date.

“Default Rate” means for any day, a rate per annum equal to the Prime Rate plus two percent (2.00%). For purposes of determining the Prime Rate for any day, changes in the Prime Rate shall be effective on the date of each such change.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate dollar amount of Receivables generated by the Originators during the Calculation Period occurring four months prior to the Calculation Period ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which, consistent with the Credit and Collection Policy, would be written off Borrower’s books as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 31-60 days from the original due date for such payment or which is delinquent under the Credit and Collection Policy.

“Demand Advance” means an advance of Collections made by Borrower to Mohawk Resources or Mohawk Carpet, as the case may be, on any day prior to the Facility Termination Date on which no Amortization Event or Unmatured Amortization Event exists and is continuing, which advance (a) is payable upon demand, (b) bears interest at a market rate determined from time to time by Borrower and Mohawk Resources or Mohawk Carpet, as the case may be, and (c) is not subordinated to any other Indebtedness or obligation of Mohawk Resources or Mohawk Carpet, as the case may be.

“Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

“Dilution Horizon Ratio” means, as of any Cut-Off Date, an amount, equal to a fraction, the numerator of which is (I) prior to a Dilution Reserve Event, (A) the aggregate dollar amount of Receivables generated by the Originators for the most recent Calculation Period plus (B) the product of (i) the aggregate dollar amount of Receivables generated by the Originators for the second preceding Calculation Period times (ii) the difference of (a) the ratio of (x) the 12-month high Days Sales Outstanding divided by (y) thirty (30) minus (b) one (1) and (II) after a Dilution Reserve Event, the aggregate dollar amount of Receivables generated by the Originators for the two most recent Calculation Periods plus one-half (1/2) of the aggregate dollar amount of Receivables generated by the Originators during the Calculation Period occurring three months prior to the Calculation Period ending on such Cut-Off Date and the denominator of which is the aggregate balance of the Net Pool Balance as of the most recent Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, an amount (expressed as a percentage) equal to a fraction, the numerator of which is the total amount of Dilution during the previous Calculation Period, and the denominator of which is the aggregate amount of Receivables generated by the Originators (i) prior to a Dilution Reserve Event during the second preceding Calculation Period and (ii) following a Dilution Reserve Event during the third preceding Calculation Period.

“Dilution Reserve” means, on any date of determination, the product (expressed as a percentage) of:

(a) the sum of (i) two (2) times the Adjusted Dilution Ratio, plus (ii) the Dilution Volatility Component, times

(b) the Dilution Horizon Ratio.

“Dilution Reserve Event” means the Performance Guarantor’s Debt to Capitalization Ratio (as defined in the Mohawk Credit Agreement) shall be greater than 0.65 to

1.0 at the end of a fiscal quarter; provided, that for any fiscal quarter ending on or after the date that is 1 year following the closing date of the Unilin Acquisition (as defined in the Mohawk Credit Agreement), a Dilution Reserve Event shall occur if such Debt to Capitalization Ratio shall be greater than 0.60 to 1.00 at the end of a fiscal quarter.

“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest one (1)-month Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Downgraded Liquidity Bank” means a Liquidity Bank which has been the subject of a Downgrading Event.

“Downgrading Event” with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P, or (ii) P-1 by Moody’s.

“Eligible Assignee” means a commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) if a natural person, is a resident of the United States or Canada or, if a corporation or other business organization, is organized under the laws of the United States, Canada or any political subdivision of the United States or Canada and has its chief executive office in the United States or Canada; provided, however, that in no event may the Canadian Receivables that are included as Eligible Receivables exceed 3% of total Receivables at any time; (b) is not an Affiliate of any of the parties hereto; and (c) is not a government or a governmental subdivision or agency,

(ii) which is not a Defaulted Receivable,

(iii) which was not a Delinquent Receivable on (A) the date of Purchase (as defined in the Receivables Sale Agreement) (if such Receivable was in existence on the Initial Cutoff Date), or (B) the date on which such Receivable came into existence (in all other cases),

(iv) which (A) by its terms is due and payable within 91 days of the original billing date therefor; provided, however, notwithstanding anything herein to contrary, any Receivable which by its terms is due and payable within 92-120 days of the original billing date thereof shall be included as an Eligible Receivable, provided that the Outstanding Balance of all such Receivables shall not exceed 2.5% of the total Outstanding Balance of all Eligible Receivables, (B) has not had its payment terms extended more than once, and if such extension had not been made, such Receivable would not otherwise have become a Defaulted Receivable, and (C) will not, when added to all other Eligible Receivables, cause the weighted average of the payment terms for all Eligible Receivables to exceed 50 days,

(v) which is an “account,” a “payment intangible,” a “general intangible” or “chattel paper” within the meaning of Article 9 of the UCC of all applicable jurisdictions, and is not evidenced by an “instrument” within the meaning of Article 9 of the UCC,

(vi) which is denominated and payable only in United States Dollars or Canadian Dollars in the United States or Canada,

(vii) which is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,

(viii) which does not contain a confidentiality provision that purports to restrict the ability of Borrower (or, at any time this Agreement remains in effect and after an Amortization Event which is continuing, the Administrative Agent as Borrower’s assignee) to exercise its rights under this Agreement, including, without limitation, its right to review the Contract or Invoice applicable thereto,

(ix) which represents an obligation to pay a specified sum of money, contingent only upon (A) the sale of goods or the provision of services by the applicable Originator (which sale has been consummated or services have been performed), and (B) satisfaction by such Originator of any applicable warranty claims which have not yet been made or asserted,

(x) which does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy),

(xi) which satisfies all applicable requirements of the applicable Credit and Collection Policy,

(xii) which was generated in the ordinary course of the applicable Originator’s business,

(xiii) which arises solely from the sale (and not the lease) of goods or the provision of services to the related Obligor by the applicable Originator or a predecessor to such Originator, and not by any other Person (in whole or in part),

(xiv) which is not the subject of, to the Originator’s knowledge, any dispute, counterclaim, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no rights as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract) and which requires that all or part of such receivable be charged off in accordance with the Credit and Collection Policy; provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected,

(xv) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor (excluding any warranty obligation for which no claims exists or is know to exist),

(xvi) as to which each of the representations and warranties contained in Sections 5.1(i), (j), (r), (s) and (t) is true and correct, and

(xvii) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Borrower under and in accordance with the Receivables Sale Agreement, and Borrower has good and marketable title thereto free and clear of any Adverse Claim (except as created under this Agreement).

“Eligible Receivables Net Balance” means the total Outstanding Balance of Eligible Receivables less the Cash Discount Reduction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Performance Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Regulatory Change to comply with Section 10.3(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 10.3(a).

“Facility Account” means Borrower’s account no. at Wachovia Bank, National Association in Wilmington, Delaware.

“Facility Termination Date” means the earlier of (i) the Liquidity Termination Date and (ii) the Amortization Date.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average rate charged to the applicable Lender’s Reference Bank on such day on such transactions as determined by such Reference Bank.

“Fee Letter” means that certain letter agreement dated as of July 28, 2008 between Borrower and the Agents, as it may be amended, amended and restated, or otherwise modified and in effect from time to time.

“Final Payout Date” means the date on which all Obligations have been paid in full and the Aggregate Commitment has been terminated.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Foreign Currency Reserve” means, on any date of determination, an amount equal to 15% of the spot market Dollar-equivalent of all Eligible Receivables otherwise included in the Net Pool Balance which are denominated in Canadian Dollars.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Agreement” means, as to any Conduit: (i) this Agreement, (ii) its Liquidity Agreement and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of such Conduit.

“Funding Source” means, as to any Conduit: (i) any of its Liquidity Banks or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to such Conduit.

“GAAP” means generally accepted accounting principles in effect in the United States of America applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and/or Servicer as of the date of determination (except for changes concurred in by Borrower’s independent public accountants or otherwise required by a change in GAAP).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” has the meaning set forth in the preamble to this Agreement.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Independent Director” means, with respect to Borrower, a member of the Board of Directors of Borrower (i) who is not an employee, or a beneficial owner, directly or indirectly of 10% or more of any equity interest in Borrower or any Affiliate thereof, and who is not related by blood, marriage or adoption with any of the foregoing Persons; (ii) who has not been an employee of Borrower or any Affiliate in the last five years; (iii) who is not affiliated with, or employed by, any Person providing services to, any of Borrower’s significant customers or suppliers; (iv) who is not affiliated with any tax exempt or other organization that receives significant contributions from Borrower or any of its Affiliates; and (v) who has not provided and is not providing directly or indirectly, whether or not through any related corporation, partnership, limited liability company, limited liability partnership or other Person, legal, accounting or investment banking services for Borrower or any Affiliate. A Person that otherwise meets the foregoing qualifications shall not be precluded from serving as an Independent Director by virtue of his or her service as a director of any direct or indirect parent of Borrower, or if he or she is also a director of a single-purpose, bankruptcy-remote, entity that is an Affiliate of Mohawk Industries, Inc. with a certificate or articles of incorporation substantially similar to Borrower’s Amended and Restated Certificate of Incorporation.

“Interest” means for each respective Interest Period relating to Loans of the Liquidity Banks, an amount equal to the product of the applicable Interest Rate for each Loan multiplied by the principal of such Loan for each day elapsed during such Interest Period, annualized on (a) in the case of an Interest Period for the LIBO Rate, a 360 day basis, and (b) in the case of an Interest Period for the Alternate Base Rate, a 365 (or, when appropriate, 366) day basis.

“Interest Period” means, with respect to any Loan held by a Liquidity Bank:

(a) if Interest for such Loan is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the applicable Co-Agent and Borrower, commencing on a Business Day selected by Borrower or such Co-Agent pursuant to this Agreement. Such Interest Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month; or

(b) if Interest for such Loan is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Borrower and agreed to by the applicable Co-Agent, provided that no such period shall exceed one month.

If any Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that in the case of Interest Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of any Interest Period for any Loan which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Interest Period shall end on the Amortization Date. The duration of each Interest Period which commences after the Amortization Date shall be of such duration as selected by the applicable Co-Agent.

“Interest Rate” means, with respect to each Loan of the Liquidity Banks, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

“Interest Reserve” means, as of any Cut-Off Date, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate times (iii) a fraction the numerator of which is the 12-month high Days Sales Outstanding and the denominator of which is 360.

“Invoice” means any paper or electronic invoice evidencing any Receivable.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Conduit and each Liquidity Bank.

“LIBO Rate” means:

(a) for any Victory Liquidity Bank for any Interest Period, either (i) the interest rate per annum designated as “LIBOR” for BTMU for a period of time comparable to such Interest Period that appears on the Reuters Screen LIBOR01 Page (or on any successor or substitute page thereof, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on the Reuters Screen LIBOR01 Page, as determined by BTMU from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such Interest Period or (ii) if a rate cannot be determined under clause (a)(i), an annual rate equal to the average (rounded upwards if necessary to the nearest one hundredth of a percentage point) of the rates per annum at which deposits in U.S. dollars with a duration equal to such Interest Period in a principal amount substantially equal to the principal of the applicable Loan are offered to the principal London office of BTMU by three London banks, selected by BTMU in good faith, at about 11:00 a.m. London time on the second Business Day preceding the first day of such Interest Period; and

(b) for any other Liquidity Bank for any Interest Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Loan offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than three (3) major banks in New York, New York, selected by the applicable Co-Agent, at approximately 10:00 a.m.(New York City time), two Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such

Interest Period in an amount comparable to the principal amount of such Loan, divided by (b) one minus the maximum aggregate reserve requirement, if any (including all basic, supplemental, marginal or other reserves) which is imposed against the applicable Co-Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period plus (ii) the Applicable Margin per annum. The LIBO Rate shall be rounded, if necessary, to the next higher  1/16 of 1%.

“LIBO Rate Loan” means a Loan which bears interest at the LIBO Rate.

“Liquidity Agreement” means, collectively, as to each Conduit and its Group, any liquidity agreement pursuant to which any of its Liquidity Banks provides liquidity to such Conduit and any related asset purchase agreement, as each may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Liquidity Banks” means, with respect to each Group, the banks or other financial institutions and their respective successors and permitted assigns under each Group’s Liquidity Agreement.

“Liquidity Commitment” means, as to each Liquidity Bank in any Group, its commitment to such Group’s Conduit under the Liquidity Agreements (which shall equal 102% of such Group’s Percentage of the Aggregate Commitment hereunder).

“Liquidity Funding” means (a) a purchase made by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, an applicable Conduit’s Loans, or (b) any Loan made by a Liquidity Bank in lieu of such Conduit pursuant to Section 1.1.

“Liquidity Termination Date” means, as to any of the Conduits, except as otherwise set forth in this Agreement, the earlier to occur of the following:

(a) the date on which such Conduit’s Liquidity Banks’ Liquidity Commitments expire, cease to be available to such Conduit or otherwise cease to be in full force and effect unless each other Conduit and its Group otherwise consent; or

(b) the date on which a Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 30 days, and either (i) the Downgraded Liquidity Bank shall not have been replaced by an Eligible Assignee pursuant to the applicable Liquidity Agreement, or (ii) the Liquidity Commitment of such Downgraded Liquidity Bank shall not have been funded or collateralized in such a manner that will avoid a reduction in or withdrawal of the credit rating applied to the Commercial Paper to which such Liquidity Agreement applies by any of the rating agencies then rating such Commercial Paper.

“Loan” means any loan made by a Lender to Borrower pursuant to this Agreement (including, without limitation, any Liquidity Funding). Each Loan shall either be a CP Rate Loan, an Alternate Base Rate Loan or a Eurodollar Rate Loan, selected in accordance with the terms of this Agreement.

“Loan Parties” has the meaning set forth in the preamble to this Agreement.

“Lock-Box” means each locked postal box with respect to which a bank has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.

“Loss Reserve” means, as of any Cut-Off Date, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on such Cut-Off Date, times (c) the Default Horizon Ratio as of such Cut-Off Date.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition of any Loan Party and its Subsidiaries, taken as a whole (ii) the ability of any Loan Party to perform its obligations under this Agreement or the Performance Guarantor to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement, the Receivables Sale Agreement, the Servicing Agreement or any Collection Account Agreement, (iv) the Administrative Agent’s security interest, for the benefit of the Secured Parties, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any significant portion of the Receivables.

“Material Subsidiary” means, as of the date of any determination thereof, any Subsidiary that either: (a) owns assets having a book value equal to or greater than 5% of the consolidated total assets shown on the consolidated balance sheet of Performance Guarantor and its consolidated subsidiaries, or (b) had net income for any prior period of four consecutive fiscal quarters equal to or greater than 5% of the Performance Guarantor’s and its consolidated subsidiaries consolidated net income shown on the statements of earnings for the same four fiscal quarter period.

“Mohawk Carpet” means Mohawk Carpet Corporation, a Delaware corporation.

“Mohawk Credit Agreement” means that certain Five Year Credit Agreement dated as of October 28, 2005, by and among the Performance Guarantor, Wachovia Bank, National Association, as Administrative Agent and the other Banks from time to time party thereto, as amended, amended and restated or otherwise modified from time to time, regardless of whether the same remains in effect.

“Mohawk Distribution” means Mohawk Carpet Distribution, LP, a Delaware limited partnership.

“Mohawk Resources” means Mohawk Resources, Inc., a Delaware corporation.

“Mohawk Servicing” has the meaning specified in the preamble to this Agreement.

“Monthly Report” means a report, in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Administrative Agent pursuant to Section 8.5.

“Monthly Reporting Date” means the 18th day of each month after the date of this Agreement (or if any such day is not a Business Day, the next succeeding Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Pool Balance” means, at any time, (i) the aggregate Eligible Receivables Net Balance at such time minus (ii) the aggregate amount by which the Eligible Receivables Net Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor and minus (iii) the Foreign Currency Reserve as of the last day of the most recent Calculation Period for which a Monthly Report has been delivered.

“Net Worth” means, as of the last Business Day of each Calculation Period preceding any date of determination, net worth determined in accordance with GAAP.

“Non-Contractual Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a), excluding Section 1.4(a)(iii).

“Non-Contractual Dilution Ratio” means, as of any Cut-Off Date, an amount (expressed as a percentage) equal to a fraction, the numerator of which is the total amount of Non-Contractual Dilution during the previous Calculation Period, and the denominator of which is the aggregate amount of Receivables generated by the Originators (i) prior to a Dilution Reserve Event during the second preceding Calculation Period and (ii) following a Dilution Reserve Event during the third preceding Calculation Period.

“Obligations” means, at any time, any and all obligations of either of the Loan Parties or the Performance Guarantor to any of the Secured Parties arising under or in connection with the Transaction Documents, whether now existing or hereafter arising, due or accrued, absolute or contingent, including, without limitation, obligations in respect of Aggregate Principal, CP Costs, Interest, fees under the Fee Letter, Broken Funding Costs and Indemnified Amounts.

“Obligor” means a Person obligated to make payments on a Receivable.

“Obligor Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt rating noted in the table below), the applicable concentration limit shall be determined according to the following table:

S&P Short-term Rating	S&P Equivalent Long-term Rating	Moody’s Short-term Rating	Moody’s Equivalent Long-term Rating	Allowable % of Eligible Receivables Net Balance
A-1+	AA- or higher	P-1		10%
A-1	A+, A	P-1	A2 or higher	8%
A-2	A-, BBB+	P-2	A3, Baa1	6%
A-3	BBB, BBB-	P-3	Baa2, Baa3	3%
Below A-3 or Unrated	Less than investment grade or Unrated	Below P-3 or Unrated	Less than investment grade or Unrated	2%

; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by both S&P and Moody’s, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, and (c) subject to satisfaction of the Rating Agency Condition and/or an increase in the percentage set forth in clause (a)(i) of the definition of “Required Reserve,” upon Borrower’s request from time to time, the Administrative Agent may agree to a higher percentage of the Eligible Receivables Net Balance for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by the Administrative Agent upon not less than ten (10) Business Days’ prior written notice to the Loan Parties.

“Originator” means each of Mohawk Distribution, Dal-Tile Corporation, a Pennsylvania corporation, Dal-Tile SSC West, Inc., a Delaware corporation, Dal-Tile SSC East, Inc., a Delaware corporation, or their successors, and each other Originator that becomes a party to the Receivables Sale Agreement pursuant to the terms thereof, in each case, in its capacity as a seller under the Receivables Sale Agreement.

“Other Records” means, with respect to any Receivable: (a) all Contracts and (b) all other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to the creditworthiness of any Obligor in respect thereof.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Performance Guarantor sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Percentage” means, for each Group on any date of determination, the ratio which the sum of the Commitments for all Liquidity Banks in that Group bears to the Aggregate Commitment.

“Performance Guarantor” means Mohawk Industries, Inc., a Delaware corporation, and its successors.

“Performance Undertaking” means that certain Amended and Restated Performance Undertaking, dated as of the date hereof, by Performance Guarantor in favor of Borrower, substantially in the form of Exhibit X, as the same may be amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Performance Guarantor or any of its ERISA Affiliates sponsors or maintains or to which Performance Guarantor or any of its ERISA Affiliates makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

“Pooled Commercial Paper” means Commercial Paper notes of a Pool-Funded Conduit subject to any particular pooling arrangement by such Pool-Funded Conduit, but excluding Commercial Paper issued by such Pool-Funded Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Pool-Funded Conduit.

“Pool-Funded Conduit” means (a) Victory, (b) solely from and after the date, if any, when TPF or the TPF Agent delivers written notice to Borrower that TPF will begin pool funding, TPF, and (c) each other Conduit that hereafter becomes a party to this Agreement unless it informs the Loan Parties in writing at the time of its joinder that it plans to match-fund its Loans.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by SunTrust (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, with respect to each Group on any date of determination, the ratio which the Liquidity Commitment of a Liquidity Bank in such Group bears to the sum of the Liquidity Commitments of all Liquidity Banks in such Group.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchasing Liquidity Bank” has the meaning set forth in Section 12.1(b).

“Rating Agency Condition” means, if applicable, that a Conduit has received written notice from S&P and Moody’s or any other rating agency then rating such Conduit’s Commercial Paper that the execution and delivery of, or an amendment, a change or a waiver of, this Agreement or the Receivables Sale Agreement will not result in a withdrawal or downgrade of the then current ratings on such Conduit’s Commercial Paper or satisfaction of the conditions required for post-closing review as described in a letter or letters from the applicable rating agency to such Conduit or its administrator.

“Receivable” means all indebtedness and other obligations owed to any Originator at the time it arises and before giving effect to any transfer or conveyance under the Receivables Sale Agreement, arising in connection with the sale of goods or the rendering of services by such Originator or a predecessor, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument, payment intangible or general intangible, if any, together with the obligation to pay any Finance Charges, if any, with respect thereto and all proceeds thereof; provided, however, in no event shall the term “Receivable” include any Factored Receivable (as defined in the Receivables Sale Agreement), any Excluded Receivable (as defined in the Receivables Sale Agreement ) or any Receivable coming into existence after the Facility Termination Date. For the purposes of this Agreement, indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Borrower treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means that certain Second Amended and Restated Receivables Purchase and Sale Agreement, dated as of the date hereof, among the Originators and Borrower, as the same may be amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reference Bank” means, as to each Group, the commercial bank that is its Co-Agent (or, if any such Co-Agent is not a commercial bank, such Co-Agent’s largest commercial bank Affiliate).

“Regulatory Change” means, with respect to an Affected Entity, any change about which such Affected Entity learns after the date such Affected Entity is first entitled to the benefits of Section 10.2 hereof in United States (federal, state or municipal) or foreign laws, regulations (including Regulation D) or accounting principles or the adoption or making after such date of any interpretations, directives or requests applying to a class of Persons (including the Affected Entities) of or under any Law or accounting principles by any Governmental Authority or monetary authority, or accounting board or authority (whether or not part of government) charged with the establishment, interpretation or administration thereof. For the avoidance of doubt, if the issuance after the date hereof of any other change in accounting standards (including, without limitation, Statement of Financial Accounting Standards 140 and FASB Interpretation No. 46) or the issuance of any other pronouncement, release or interpretation (or revisions to the foregoing), causes or requires the consolidation of all or a portion of the assets and liabilities of a Conduit or Borrower with the assets and liabilities of any Agent, any Liquidity Bank or any other Affected Entity, such event shall constitute a circumstance on which such Affected Entity may base a claim for reimbursement under Section 10.2.

“Related Commercial Paper” means any Commercial Paper of TPF (other than Pooled Commercial Paper) issued by TPF or deemed issued by TPF (or the TPF Agent on its behalf) for purposes of financing or maintaining any Loan of TPF, including any discount, yield or interest thereon.

“Related Security” means, with respect to any Receivable:

(i) all of the applicable Originator’s interest, if any, in the goods (including returned or repossessed goods), the sale of which by such Originator gave rise to such Receivable,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, credit insurance and other agreements or arrangements of whatever character from time to time supporting payment of such Receivable,

(iv) all service contracts and agreements, if any, associated with such Receivable,

(v) all Collections and Collection Records related to such Receivable,

(vi) all of Borrower’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable,

(vii) all of Borrower’s right, title and interest in, to and under the Performance Undertaking,

(viii) all of Borrower’s right, title and interest in, to and under the Servicing Agreement,

(ix) all of Borrower’s right, title and interest in and to the Demand Advances, and

(x) all proceeds and insurance proceeds of any of the foregoing or of any Receivable.

“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (a) 3% of the Aggregate Commitment, and (b) the product of (i) 1.5 times the product of the Default Ratio times the Default Horizon Ratio, each as determined from the most recent Monthly Report received from the Servicer, and (ii) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Monthly Report received from the Servicer.

“Required Liquidity Banks” means, at any time, (i) for each Group (other than as set forth in clause (ii) of this definition), Liquidity Banks in such Group with Commitments in excess of 66-2/3% of such Group’s Percentage of the Aggregate Commitment and (ii) for purposes of Section 11.10 and 14.1(b), 66-2/3% of the Aggregate Commitment of the Liquidity Banks in all Groups.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
< $100,000,000	2 Business Days

$100,000,000 +	5 Business Days

“Required Reserve” means, on any day during a Calculation Period, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Interest Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

“Required Reserve Factor Floor” means the sum (expressed as a percentage) of (a) 8.0% plus (b) 3.0%, plus (c) 2.5% plus (d) the product of (i) the Adjusted Dilution Ratio and (ii) the Dilution Horizon Ratio.

“Responsible Financial Officer” means any of Performance Guarantor’s or any Loan Party’s chief financial officer, vice president & corporate controller or vice president & treasurer, acting singly.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness of Borrower (other than the Obligations), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Borrower now or hereafter outstanding, and (v) any payment of management fees by Borrower (except for the Servicing Fee and reasonable management fees to the Performance Guarantor or any of its Affiliates in payment of actual management services performed).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Secured Parties” means the Agents and the Lenders.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Agreement” means that certain Amended and Restated Servicing Agreement dated as of August 4, 2003 by and between Borrower and Mohawk Servicing, Inc., as Servicer, providing for the collection and servicing of all Receivables held by Borrower.

“Servicing Fee” means, for each Calculation Period:

(a) an amount equal to the greater of (i) 1.0% per annum (or, at any time while Mohawk Servicing or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Borrower and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times the product of the actual number of days in such period and 1/360, and (ii) 105% of Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period; or

(b) on and after the Servicer’s reasonable request made at any time when Mohawk Servicing or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer that is commercially reasonable and not exceeding the greater of (i) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, and (ii) the amounts specified in clause (a)(i) above.

Any Servicing Fee computed hereunder shall be in lieu of and not in addition to any Servicing Fee payable under the Servicing Agreement.

“Servicing Fee Rate” means a rate of 1% per annum (or, at any time while Mohawk Servicing or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Borrower and the Servicer on an arms’ length basis based on then prevailing market terms for similar services).

“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Servicing Fee Rate (expressed as a percentage), and (b) a fraction, the numerator of which is the highest Days Sales Outstanding calculated for each of the most recent 12 Calculation Periods and the denominator of which is 360.

“Settlement Date” means (A) the 2nd Business Day after each Monthly Reporting Date, and (B) the last day of the relevant Interest Period in respect of each Loan of the applicable Liquidity Banks.

“Settlement Period” means (A) in respect of each Loan of a Conduit, the immediately preceding Calculation Period, and (B) in respect of each Loan of the applicable Liquidity Banks, the entire Interest Period of such Loan.

“STRH” means SunTrust Robinson Humphrey, Inc., a Georgia corporation, and its successors and assigns.

“Subordinated Note” means the Amended and Restated Subordinated Note dated as of the date hereof issued by Borrower in favor of Mohawk Resources, which amends and restates the Subordinated Note dated October 25, 2000 issued by Borrower in favor of Mohawk Resources.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“SunTrust” means SunTrust Bank, a Georgia banking corporation, and its successors and assigns.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor Federal tax code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“TPF” has the meaning set forth in the preamble to this Agreement.

“TPF Agent” has the meaning set forth in the preamble to this Agreement.

“TPF Agent’s Account” means account at SunTrust Bank, with respect to the TPF Group.

“TPF Commercial Paper Rate” means, for any CP Tranche Period of TPF, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which TPF’s Related Commercial Paper outstanding during such CP Tranche Period has been or may be sold by any placement agent or commercial paper dealer selected by the TPF Agent, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Related Commercial Paper, expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum.

“TPF Group” has the meaning set forth in the preamble to this Agreement.

“TPF Liquidity Banks” means SunTrust Bank and its successors and assigns under TPF’s Liquidity Agreement.

“Transaction Documents” means, collectively, this Agreement, each Borrowing Notice, the Receivables Sale Agreement, the Subordinated Note, the Servicing Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letter and each Monthly Report.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unmatured Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Victory” has the meaning set forth in the preamble to this Agreement.

“Victory Agent” has the meaning set forth in the preamble to this Agreement.

“Victory Agent’s Account” means account in the name of Corporate Trust & Agency Services at Deutsche Bank Trust Company Americas, Reference Victory Receivables / Mohawk.

“Victory Group” has the meaning set forth in the preamble to this Agreement.

“Victory Liquidity Banks” means BTMU and its successor and permitted assigns under Victory’s Liquidity Agreement.

“Weighted Average Credit Percentage” means, on any date of determination, the percentage determined pursuant to the following formula:

[	100% x	[	WACT 30	] ]

where:

WACT= the Weighted Average Credit Terms for the most recent Calculation Period.

“Weighted Average Credit Terms” means, for any Calculation Period of determination, the weighted average of payment terms granted in invoices for Receivables generated during such Calculation Period.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Georgia, and not specifically defined herein, are used herein as defined in such Article 9.